Exhibit 4.17
Confidential Treatment Requested
The portions of this document marked by “XXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission
EXECUTION VERSION
US$200,000,000
FACILITY AGREEMENT
dated 11th July 2008
for
WNS (HOLDINGS) LIMITED
arranged by
ICICI BANK UK PLC
and
ICICI BANK CANADA
with
ICICI BANK UK PLC
acting as Agent
MORGAN WALKER SOLICITORS LLP
acting as Security Trustee
Linklaters
Ref: NVl/RXP

(i)

THE SCHEDULES

(ii)

This Agreement is dated 11th July 2008 and made between:
(1)	WNS (HOLDINGS) LIMITED, a company incorporated under the laws of Jersey with registration number 82262 whose registered office is at Capita Trustees Limited, PO Box 532, Channel House, 7 Esplanade, St Helier, Jersey JE4 5UW, Channel Islands as company (the “Company”);

(2)	WNS (MAURITIUS) LIMITED, a company incorporated under the laws of Mauritius whose registered office is at 10, Frere Felix, de Valois Street, Port Louis, Mauritius, as borrower (the “Borrower”);

(3)	THE COMPANIES listed in Part I of Schedule 1 (The Original Guarantors) as original guarantors (together with the Company, the “Original Guarantors”);

(4)	ICICI BANK UK PLC and ICICI BANK CANADA as mandated lead arrangers (whether acting individually or together, the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Lenders) as original lenders (the “Original Lenders”);

(6)	ICICI BANK UK PLC as agent of the other Finance Parties (the “Agent”);

(7)	MORGAN WALKER SOLICITORS LLP as security trustee for the Finance Parties (the “Security Trustee”); and

(8)	ICICI BANK UK PLC as account bank (the “Account Bank”).
It is agreed as follows:
SECTION 1
INTERPRETATION
1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 9 (Form of Accession Letter).

“Account Mandate” means:
(a)	the account mandate relating to the establishment and maintenance of the DSRA entered into on or about the date of this Agreement between the Borrower and the Account Bank;

(b)	the account mandate relating to the establishment and maintenance of the Master Service Agreement Account to be entered into after the date of this Agreement between the Purchaser and the Account Bank;

(c)	the account mandate relating to the establishment and maintenance of the WNS Mauritius Designated Account entered into on or about the date of this Agreement between the Borrower and the Account Bank; and

(d)	the account mandate relating to the establishment and maintenance of the Target Designated Account entered into after the date of this Agreement between the Target and the Account Bank.
“Accounts” means the DSRA, the Master Service Agreement Account, the WNS Mauritius Designated Account and the Target Designated Account.

“Acquisition” means the acquisition by the Purchaser of the entire issued share capital of the Target pursuant to the Acquisition Documents.

“Acquisition Agreement” means the agreement dated on or about the date of this Agreement between the Vendor and the Purchaser (or one of its Affiliates) relating to the sale and purchase of the Target.

“Acquisition Closing Date” means the date on which the Acquisition is completed.

“Acquisition Costs” means all costs, fees and expenses (and Taxes on them) and all stamp duty, registration duties and other Taxes incurred by or on behalf of the Borrower or the Purchaser in connection with the Acquisition, the Transaction Documents or the financing of the Acquisition.

“Acquisition Documents” means the Acquisition Agreement, the Master Service Agreement, the Disclosure Letter and any other document designated as such by the Agent and the Company.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agency Agreement” means the agreement dated on or about the date of this Agreement between the Borrower, the Lenders’ NDU Agent and the Agent.

“Anti-Terrorism Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation administered by OFAC, and any similar law enacted in the United States after the date of this Agreement.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Assignment of Put Option Agreement” means the security assignment of the Put Option Agreement dated on or about the date of this Agreement governed by the laws of England and Wales between the Borrower and the Security Trustee.

“Authorisation” means:
(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Available Commitment” means a Lender’s Commitment minus:
(a)	the amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date.
“Available Facility” means the lower of:
(a)	the aggregate for the time being of each Lender’s Available Commitment; and

(b)	90 per cent. of the total purchase price payable by the Purchaser under the Acquisition Documents.
“Availability Period” means the period from and including the date of this Agreement to and including 30 September 2008.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Borrower Account Charge” means the charge document governed by the laws of England in respect of the WNS Mauritius Designated Account and the DSRA dated on or about the date of this Agreement between the Borrower and the Security Trustee.

“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Loan or an Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) which is a London Business Day and on which banks are open for general business in New York City and Toronto.

“Business Plan” means the business plan in respect of the Target and its Subsidiaries in the form agreed between the Agent and the Company.

“Charged Assets” means the assets charged or purported to be charged or otherwise made the subject of Security pursuant to the Security Documents.

“Clean-Up Date” means the date falling two months following the Acquisition Closing Date.

“Clean-Up Default” means the events or circumstances set out in Clause 23.3 (Other obligations) and Clause 23.4 (Misrepresentation) to the extent they relate to the failure to comply with a Clean-Up Undertaking or an incorrect or misleading Clean-Up Representation.

“Clean-Up Representation” means the representations and warranties set out in Clause 18.2 (Bindings obligations), Clause 18.5 (Validity and admissibility in evidence), Clause 18.9 (No Default), Clause 18.10 (No misleading information), Clause 18.11 (Financial statements), Clause 18.13 (No proceedings pending or threatened), Clause 18.14 (Environmental laws and licences), Clause 18.15 (Environmental releases), Clause 18.16 (Title), Clause 18.21 (No breach of law) and Clause 18.32 (Information undertakings).

“Clean-Up Undertaking” means the undertakings set out in Clause 21.2 (Compliance with laws), Clause 21.7 (Insurance), Clause 21.8 (Environmental undertakings), Clause 21.9 (Environmental claims), Clause 21.10 (Financial Indebtedness), Clause 21.13 (Loans and guarantees), Clause 21.14 (Arm’s length dealings), Clause 21.17 (Taxes), Clause 21.20 (Maintenance of books and records) and Clause 21.21 (Assets).

“COBO” means the Control of Borrowing (Jersey) Order 1958, as amended.

“Commitment” means:
(a)	in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading “Commitment” in Part II (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate) which is required to be delivered to the Agent from time to time pursuant to Clause 19.2 (Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Company and the Agent.

“Controlled Group” means an entity, whether or not incorporated, which is under common control with an Obligor within the meaning of section 4001 of ERISA or is part of a group that includes an Obligor and that is treated as a single employer under section 414 of the Internal Revenue Code. When any provision of this Agreement relates to a past event, the term “member of the Controlled Group” includes any person that was a member of the Controlled Group at the time of that past event.

“Default” means an Event of Default or: any event or circumstance specified in Clause 23 (Events of Default) which would (With the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Account Charge” means:
(a)	the Target Designated Account Charge;

(b)	the Borrower Account Charge; and

(c)	any other document designated as such by the Agent and the Company.
“Designated Person” means a person or entity:
(a)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)	named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.
“Disclosure Letter” means the disclosure letter issued by the Vendor to the Purchaser or one of its Affiliates on or about the date of this Agreement in connection with the Acquisition Agreement.

“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communication systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury, or payment operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“DSRA” means the US Dollar denominated debt service reserve account in the name of the Borrower with account number 75886176 held with the Account Bank in London (or any other account being a renewal, redesignation or replacement of that account as the Majority Lenders may approve).

“DSRA Amount” means on any date, an amount equal to the then aggregate amount of interest payable (or reasonably anticipated on any date by the Agent to be payable) by the Borrower in respect of the outstanding Loans during the three Month period commencing from that date and including the date falling three Months after that date.

“DSRA Balance” means, at any time, the credit balance (if any) of the DSRA at that time.

“Environment” means living organisms including the ecological systems of which they form part and the following media:
(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).
“Environmental Law” means all laws and regulations of any relevant jurisdiction which:
(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)	provide remedies or compensation for harm or damage to the Environment; or

(c)	relate to Hazardous Substances or health and safety matters.
“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group of any Obligor.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Excess Cash” has the meaning given to that term in Clause 20.3 (Definitions).

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons Who, Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001, as amended.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or after the date of this Agreement between, as the case may be, the Arranger and the Borrower, the Agent and the Borrower, or the Security Trustee and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means:
(a)	this Agreement;

(b)	any Security Document;

(c)	any Non Disposal Document;

(d)	any Fee Letter;

(e)	the Syndication Side Letter; and

(f)	any other document designated as such by the Agent and the Company.
“Finance Party” means the Agent, the Security Trustee, the Arranger, the Lenders’ NDU Agent, the Account Bank or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable or any shares or instruments convertible into shares which are otherwise the subject of a put option or guarantee;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.
“Financial Report” means the financial report in respect of the Acquisition, prepared by Grant Thornton, in the form agreed between the Agent and the Company and addressed to or capable of being relied upon by the Agent and the other Finance Parties.

“Fraudulent Transfer Law” means any applicable US Bankruptcy Law or any applicable US state fraudulent transfer or conveyance law.

“GAAP” means generally accepted accounting principles, standards and practices in the United States of America or, if the Company elects to change its accounting principles, standards and practices in accordance with paragraph (c) of Clause 19.4 (Requirements as to financial statements) generally accepted accounting principles, standards and practices under IFRS.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial or quasi-judicial or administrative entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

“Group” means the Company and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means the international accounting standards within the meaning of the lAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Increased Costs” has the meaning given to that term in Clause 13 (Increased Costs).

“India” means the Republic of India and its constituent states from time to time and includes where the context so requires, the Government of the Republic of India, the Government of any constituent state thereof and any regulatory agency or authority thereof.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

“Information Memorandum” means the document in the form to be approved by the Company and the Arranger concerning the Group which, at the Company’s request and on its behalf, will be prepared in relation to this transaction and distributed by the Arranger to selected financial institutions after the date of this Agreement.

“Initial Valuation” means the valuation of the Target by the Valuer dated on or about the date of this Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Legal Due Diligence Report” means the legal due diligence report in respect of the Acquisition, prepared by Eversheds, legal advisers to the Company, in the form agreed between the Agent and the Company and addressed to or capable of being relied upon by the Agent and the other Finance Parties.

“Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lenders’ NDU Agent” means IDBI Trusteeship Services Limited, a company incorporated under the Companies Act 1956 of India, and having its registered office at Asian Building, round Floor, 17, R. Kamani Marg., Ballard Estate, Mumbai 400 001 as agent of the Lenders appointed under the Agency Agreement.

“Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by any Obligor to any Finance Party under or in connection with any Finance Document (in each case whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for US Dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in US Dollars for a period comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“London Business Day” means a day (other than a Saturday or Sunday) on which deposits may be dealt in on the Relevant Interbank Market and banks are open for general business in London.

“Majority Lenders” means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent. of all the Loans then outstanding.
“Margin” means:
(a)	subject to paragraph (b) below, three per cent. per annum; and

(b)	whilst an Event of Default or a Default under Clause 23.1 (Non-payment) is continuing, five per cent. per annum.
“Margin Stock” means “margin stock” or “margin security” within the meaning of Regulation U or Regulation X.

“Master Service Agreement” means the master service agreement to be entered into after the date of this Agreement between the Purchaser and Aviva Global Services (Management Services) Private Limited in the form agreed between the Agent and the Company and containing the key terms set out in Schedule 10 (Key terms of the Master Service Agreement).

“Master Service Agreement Account” means the US$ denominated master service agreement account to be held in the name of the Purchaser and approved by the Agent or any other account being a renewal, redesignation or replacement of that account as the Majority Lenders may approve.

“Master Service Agreement Account Charge” means the charge document in respect of the Master Service Agreement Account dated after the date of this Agreement between the Purchaser and the Security Trustee.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:
(a)	the consolidated condition (financial or otherwise), operations, prospects, properties, performance or business of the Group taken as a whole;

(b)	the ability of any Obligor to perform and comply with its material obligations under any Finance Document;

(c)	the validity, legality or enforceability of, or the rights or remedies of any Finance Party under, any Finance Document; or

(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security or the validity, legality or enforceability of any non disposal arrangement expressed to be created pursuant to any Non Disposal Document.
“Material Subsidiary” means:
(a)	a Subsidiary of the Company in respect of which the total EBITDA or total assets (being the aggregate of net fixed assets (including goodwill and investments) and net current assets (including cash)) as at the date which its latest audited unconsolidated financial statements were prepared or, as the case may be, for the financial period to which those financial statements relate account for five per cent. or more of the consolidated total EBITDA or total assets (being the aggregate of net fixed assets (including goodwill and investments) and net current assets (including cash)) of the Group (all as calculated by reference to the latest audited consolidated financial statements of the Company); or

(b)	a Subsidiary of the Company to which has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Subsidiary.
For the purposes of this definition:
(i)	if a Subsidiary becomes a Material Subsidiary under paragraph (b) above, the Material Subsidiary by which the relevant transfer was made shall, subject to paragraph (a) above, cease to be a Material Subsidiary; and

(ii)	if a Subsidiary is acquired by the Company after the end of the financial period to which the latest audited consolidated financial statements of the Company relate, those financial statements shall be adjusted as if that Subsidiary had been shown in them by reference to its then latest audited financial statements (consolidated if appropriate) until audited unconsolidated financial statements of the Company for the financial period in which the acquisition is made have been prepared.

“Mauritian Account” means the account in the name of the Borrower with account number 080 070311 020 held with HSBC Bank Mauritius or any other account being a renewal, redesignation or replacement of that account as the Majority Lenders may approve.

“Mauritian Account Charge” means the assignment of a bank account document governed by the laws of Mauritius in respect of the Mauritian Account entered into on or about the date of this Agreement between the Borrower and the Security Trustee.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month and, consistent with the terms of this Agreement, that Interest Period is to be of a duration equal to a whole number of Months, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

“NDU Providers’ Agent” means IDBI Trusteeship Services Limited, a company incorporated under the Companies Act, 1956 of India and having its registered office at Asian Building, Ground Floor, 17, R. Kamani Marg., Ballard Estate, Mumbai 400 001 as agent of the Borrower.

“Net Equity Proceeds” means the cash and cash equivalent proceeds received by a member of the Group in respect of any issuance of shares or other equity instruments by a member of the Group (other than any issuance of shares or other equity instruments by one member of the Group to another member of the Group) after deducting fees and transaction costs properly incurred in connection with that issuance of shares or equity instruments after deducting:
(a)	any fees, transaction costs and expenses properly incurred in connection with that issuance of shares or equity instruments; and

(b)	Taxes paid or reasonably estimated by the Company to be payable (as certified by the Company to the Agent) as a result of that issuance of shares or equity instruments.

“Net Insurance Proceeds” means any proceeds (other than proceeds in relation to third party liabilities that are actually applied to meet such liabilities or proceeds in relation to consequential loss policies that are actually applied to cover operating losses, loss of profits or business interruption) exceeding US$5,000,000 (or its equivalent in another currency or currencies) in respect of any single claim received by any member of the Group under or pursuant to any insurance policy (or equivalent) after the date of this Agreement after deducting:
(a)	any amounts payable to persons holding Security over such proceeds that ranks in priority to the interests of the Finance Parties;

(b)	any fees, transaction costs and expenses properly incurred in connection with that claim; and

(c)	Taxes paid or reasonably estimated by the Company to be payable (as certified by the Company to the Agent) as a result of that claim.
“Net Sale Proceeds” means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise, and any amount received in repayment of any intercompany debt) received by a member of the Group in connection with the sale, transfer or other disposal by any member of the Group of an asset exceeding US$5,000,000 (or its equivalent in another currency or currencies) in respect of any single disposal after deducting:
(a)	fees and transaction costs and expenses properly incurred in connection with that sale, transfer or disposal;

(b)	Taxes paid or reasonably estimated by the Company to be payable (as certified by the Company to the Agent) as a result of that sale, transfer or disposal; and

(c)	amounts payable to persons holding Security over such asset that ranks in priority to the interests of the Finance Parties.
“Net Termination Compensation Proceeds” means any amount received or recovered by a member of the Group pursuant to or in respect of the termination of in whole or in part, the Master Service Agreement or any related breach of contract, warranty claim, reliance letter or legal action or proceedings (whether by way of judgment on or settlement of any such claim), in each case net of related fees, Taxes, transaction costs and expenses properly incurred in achieving any such recoveries (and excluding any amounts that constitute severance pay in respect of no more than four Months’ salary for any employee payable upon termination of the Master Service Agreement).

“Non Disposal Document” means:
(a)	any Non Disposal Undertaking;

(b)	any Non Disposal POA;

(c)	any Designated Account Charge;

(d)	the Agency Agreement; and

(e)	any other document designated as such by the Agent and the Company.
“Non Disposal POA” means:
(a)	each WNS Non Disposal POA;

(b)	the Target Subsidiaries Non Disposal POA; and

(c)	any other document designated as such by the Agent and the Company.
“Non Disposal Undertaking” means:
(a)	each WNS Non Disposal Undertaking;

(b)	the Target Subsidiaries Non Disposal Undertaking; and

(c)	any other document designated as such by the Agent and the Company.
“Non Disposal Undertaking Provider” means:
(a)	the Borrower; and

(b)	the Target.
“Ntrance and Marketics Non Disposal POA” means the irrevocable power of attorney to be granted after the date of this Agreement by the Borrower to the NDU Providers’ Agent in respect of the Ntrance and Marketics Non Disposal Undertaking.

“Ntrance and Marketics Non Disposal Undertaking” means the non disposal undertaking to be entered into after the date of this Agreement in respect of the shares in Ntrance Customer Services Private Limited and in Marketics Technologies Private Limited between, among others, the Borrower and the Lenders’ NDU Agent.

“Obligor” means a Borrower or a Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Financial Statements” means:
(a)	in relation to the Company, the audited consolidated financial statements for the Group for the financial year ended 31 March 2008; and

(b)	in relation to each Original Obligor other than the Company, its audited financial statements for its financial year ended 31 March 2008.
“Original Obligor” means the Borrower or an Original Guarantor.

“Party” means a party to this Agreement.

“Permitted Treasury Transaction” means any Treasury Transaction entered into in the ordinary course of business (and not for investment or speculative purposes) to hedge currency, commodity price or interest rate exposure of a member of the Group.

“Purchaser” means WNS Capital Investment Limited.

“Purchaser Mauritian Account” means the general account in the name of the Purchaser with account number 080-121874-020 held with HSBC Bank in Mauritius or any other account being a renewal, redesignation or replacement of that account as the Majority Lenders may approve.

“Purchaser Share Charge” means the share pledge document governed by the laws of Mauritius in respect of the shares in the Purchaser between the Borrower and the Security Trustee.

“Put Option Agreement” means the put option agreement dated on or about the date of this Agreement between the Put Providers and the Borrower.

“Put Provider” means WNS Global Services Private Limited, Marketics Technologies Private Limited and any other person who becomes a Put Obligor (as defined in the Put Option Agreement) under the Put Option Agreement.

“Put Providers Share Sale Proceeds” has the meaning given to “Share Sale Proceeds” in the WNS Non Disposal Undertakings.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency for that period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means the principal London offices of Lloyds TSB Bank plc, Barclays Bank PLC and Standard Chartered Bank or such other banks as may be appointed by the Agent in consultation with the Company.

“Regulation T”, “Regulation U” or “Regulation X” means Regulation T, U or X, as the case may be, of the Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Relevant Interbank Market” means the London interbank market.

“Relevant Period” has the meaning given to that term in Clause 20.3 (Definitions).

“Repeating Representations” means each of the representations set out in Clause 18 (Representations) other than those set out in paragraphs (a), (b) and (c) of Clause 18.11 (Financial statements), Clause 18.20 (Material Subsidiaries), Clause 18.22 (Acquisition Documents), Clause 18.26 (Shareholders), Clause 18.27(Master Services Agreement), Clause 18.28 (Anti-Terrorism Laws), Clause 18.29 (US Regulation), Clause 18.30 (Margin Regulations) and Clause 18.31 (Employee Benefit Plans).

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for US Dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means:
(a)	the Assignment of Put Option Agreement;

(b)	the Purchaser Share Charge;

(c)	the Mauritian Account Charge;

(d)	the Master Service Agreement Account Charge;

(e)	the Sri Lankan Share Charge;

(f)	the Target Share Charge;

(g)	the Target Designated Account Charge;

(h)	the Borrower Account Charge;

(i)	the WNS Mauritius Share Charge;

(j)	the WNS North America Share Charge;

(k)	the WNS UK Fixed and Floating Charge;

(I)	the WNS UK Share Charge; and

(m)	any other security document that may at any time be given as security for any of the Liabilities.
“Security Property” has the meaning given to it in Schedule 7 (Security trust provisions).

“Selection Notice” means a notice substantially in the form set out in Part II (Selection Notice) of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Share or Business Acquisition” means:
(a)	any investment in or acquisition of, whether by incorporation or otherwise, any share in or any security issued by any person, or any interest therein or in the capital of any person, or the making of any capital contribution to any person;

(b)	any investment in or acquisition of any business or going concern, or the whole or substantially the whole business of the assets, property or business of any person or any assets that constitute a division or operating unit of the business of any person; or

(c)	the entry into any joint venture, consortium, partnership or similar arrangement with any person.
“Specified Time” means a time determined in accordance with Schedule 6 (Timetables).

“Sri Lankan Share Charge” means the fixed charge document governed by the laws of Sri Lanka in respect of the shares in Aviva Global Services Lanka (Private) Limited to be entered into between the Target and the Security Trustee.

“Standing Payment Instruction” means:
(a)	in relation to an Original Lender, payment instructions delivered to the Agent in writing on or prior to the date of this Agreement;

(b)	in relation to any other Lender, payment instructions set out in the Transfer Certificate to which that Lender is signatory, or such other payment instructions as the Lender may notify to the Agent by not less than five Business Day’s notice.

“Subsidiary” means in relation to any person (the “First Person”) at any particular time, any other person which is then either controlled, or more than 50 per cent. of whose issued ordinary or common equity share capital (or the like) is then beneficially owned, directly or indirectly, by the First Person (and without limitation, includes a subsidiary within the meaning of Articles 2 and 2A of the Companies (Jersey) Law 1991, as amended).

“Syndication Date” means the earlier to occur of:
(a)	31 March 2009; and

(b)	the date (as determined by the Arranger and notified to the Company) on which the “sub-underwriting” (if any) and syndication of the Facility has been completed and all associated novations and transfers have been effected pursuant to Clause 24 (Changes to the Lenders).
“Syndication Side Letter” means the syndication side letter dated on or about the date of this Agreement between the Company and the Arranger.

“Target” means Aviva Global Services Singapore Pte. Ltd., a company incorporated under the laws of Singapore whose registered office is at 3 Anson Road, #07-01, Springleaf Tower, Singapore 079909.

“Target’s NDU Agent” means RDBI Trusteeship Services Limited, a company incorporated under the Companies Act 1956 of India, and having its registered office at Asian Building, Ground Floor, 17, R. Kamani Marg., Ballard Estate, Mumbai 400 001 as agent of the Lenders appointed under the Agency Agreement.

“Target Designated Account” means the US Dollar denominated designated account in the name of the Target to be held with the Account Bank in London (or any other account being a renewal, redesignation, or replacement of that account as the Majority Lenders may approve).

“Target Designated Account Charge” means the charge document governed by the laws of England in respect of the Target Designated Account dated after the date of this Agreement between the Target and the Security Trustee.

“Target Share Charge” means the share charge document governed by the laws of Singapore in respect of the shares in the Target to be entered into between the Purchaser and the Security Trustee.

“Target Subsidiaries Non Disposal POA” means the irrevocable power of attorney to be granted after the date of this Agreement by the Target to the Target’s NDU Agent in respect of the Target Subsidiaries Non Disposal Undertaking.

“Target Subsidiaries Non Disposal Undertaking” means the non disposal undertaking to be entered into after the date of this Agreement in respect of the shares in Aviva Global Services (Bangalore) Private Limited, Noida Customer Operations Private Limited, Customer Operations Services Chennai Private Limited and Aviva Global Shared Services Private Limited between, among others, the Target and the Lenders’ NDU Agent.

“Target Subsidiaries Share Sale Proceeds” has, the meaning given to “Share Sale Proceeds” in the Target Subsidiaries Non Disposal Undertakings.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Report” means the tax report in respect of the Acquisition, prepared by Ernst & Young, in the form agreed between the Agent and the Company and addressed to or capable of being relied upon by the Agent and the other Finance Parties.

“Termination Date” means the date which is 54 Months after the Weighted Average Utilisation Date.

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999.

“Total Commitments” means the aggregate of the Commitments, being US$200,000,000 at the date of this Agreement.

“Transaction Documents” means the Finance Documents and the Acquisition Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate), in a recommended form of the APLMA from time to time or in any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Treasury Transaction” means any currency, commodity or interest rate purchase, cap or collar agreement, forward rate agreement, future or option contract, swap or other similar agreement.

“Unpaid Sum” means any sum due and payable but unpaid by the Obligors under the Finance Documents.

“US” and “United States” means the United States of America, its territories and possessions.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States, as amended.

“US Bankruptcy Law” means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code) or any other United States federal or state bankruptcy, insolvency or similar law.

“US Guarantor” means a Guarantor that is a US Person.

“US Person” means a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code and includes the sole owner of any entity that is disregarded as being an entity separate from such owner for US federal income tax purposes.

“US$” or “US Dollars” means the lawful currency of the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date on which a Utilisation is, or is to be, made.

“Utilisation Request” means a notice substantially in the form set out in Part I (Utilisation Request) of Schedule 3 (Requests).

“Valuation” means the Initial Valuation and each other valuation of the Target by the Valuer supplied under this Agreement, in each case showing the then market value of the Target and addressed to, or capable of being relied upon by the Finance Parties.

“Valuer” means Grant Thornton or any other valuer appointed by the Agent.

“Vendor” means Aviva International Holdings Limited.

“Weighted Average Utilisation Date” means the date determined by the Agent on the last day of the Availability Period in accordance with: the following formula:
Weighted Average Utilisation Date = date of this Agreement + N

Where:

N (in days)	=	WAL

Total Loans

(rounded down to the nearest whole multiple number);

Total Loans	=	the aggregate original principal amount of each Loan; and

WAL (in US Dollars)	=	the aggregate, for each Loan, of the number of days elapsed from the date of this Agreement to (and including) the Utilisation Date for that Loan, multiplied by the original principal amount of that Loan.
“WNS Global Services Non Disposal POA” means the irrevocable power of attorney dated on or about the date of this agreement granted by the Borrower to the NDU Providers’ Agent in respect of the WNS Global Services Non Disposal Undertaking.

“WNS Global Services Non Disposal Undertaking” means the non disposal undertaking dated on or about the date of this Agreement in respect of the shares in WNS Global Services Private Limited between, among others, the Borrower and the Lenders’ NDU Agent.

“WNS Mauritius Designated Account” means the US Dollar denominated designated account in the name of the Borrower with account number 75886177 held with the Account Bank in London (or any other account being a renewal, redesignation or replacement of that account as the Majority Lenders may approve).

“WNS Mauritius Share Charge” means the share pledge document dated on or about the date of this agreement governed by the laws of Mauritius in respect of the shares in the Borrower between the Company and the Security Trustee.

“WNS Non Disposal POA” means:
(a)	the Ntrance and Marketics Non Disposal POA; and

(b)	the WNS Global Services Non Disposal POA.
“WNS Non Disposal Undertaking” means:
(a)	the Ntrance and Marketics Non Disposal Undertaking; and

(b)	the WNS Global Services Non Disposal Undertaking.
“WNS North America Share Charge” means the pledge agreement governed by the laws of New York in respect of the shares in WNS North America Inc. between the Company and the Security Trustee.

“WNS UK Fixed and Floating Charge” means the fixed and floating charge document governed by the laws of England between WNS Global Services (UK) Limited and the Security Trustee.

“WNS UK Share Charge” means the fixed charge document governed by the laws of England in respect of the shares in WNS Global Services (UK) Limited between the Company and the Security Trustee.
1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	The “Account Bank”, the “Agent”, the “Arranger”, the “Borrower”, any “Finance Party”, any “Guarantor”, any “Lender”, any “NDU Provider”, any “Obligor”, the “Company”, any “Party” or the “Security Trustee” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	an “authorised signatory” means a person that has been duly authorised by another person (the “other person”) to execute or sign any Finance Document (or other document or notice to be executed or signed by the other person under or in connection with any Finance Document) on behalf of that other person;

(iv)	“control” has the meaning given to it in the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations 1997 and shall include the right to appoint a majority of the directors or to control the management or policy decisions exercisable by a person or persons acting individually or in concert, directly or indirectly, including by virtue of their shareholding or management rights or shareholders agreements or voting agreements or in any other manner;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, restated or replaced and includes any increase in, extension of, or change to any facility made available under that Finance Document or other agreement or instrument and including any waiver or consent granted in respect of any term of any Finance Document;

(vi)	a “guarantee” also includes an indemnity and any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person (and “guaranteed” and “guarantor” shall be construed accordingly);

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	“shares” or “share capital” includes equivalent ownership interests (and “shareholder” and similar expressions shall be construed accordingly);

(xi)	a law or a provision of law is a reference to that law or, as applicable, that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived or remedied.

(e)	Unless a contrary indication appears, one person is “acting in concert” with another person in relation to their holding of shares in a company if, whether pursuant to any agreement or understanding, formal or informal or otherwise, they actively cooperate to obtain, maintain, consolidate or exercise control over that company.

1.3	Third Party Rights

(a)	Except as provided in a Finance Document, the terms of a Finance Document may be enforced and enjoyed only by a Party to it and the operation of the Third Parties Act is excluded.

(b)	Notwithstanding any provision of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to vary, rescind or terminate that Finance Document.

SECTION 2
THE FACILITY
2.	The Facility
2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in US Dollars in an aggregate amount equal to the Total Commitments.
2.2	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.3	Obligors’ agent
(a)	Each Obligor (other than the Company) irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give and receive all notices, consents and instructions (including Utilisation Requests), to agree, accept and execute on its behalf all documents in connection with the Finance Documents (including amendments and variations of and consents under any Finance Document), to execute any new Finance Document and to take such other action as may be necessary or desirable under or in connection with the Finance Documents, and to execute on its behalf any documents required hereunder and to make such agreements capable of being given or made by any Obligor notwithstanding that they may affect such Obligor without further reference to or consent of such Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company.
(b)	Each Obligor (other than the Company) confirms that:
(i)	it will be bound by any action taken by the Company under or in connection with the Finance Documents; and

(ii)	each Finance Party may rely on any action purported to be taken by the Company on behalf of that Obligor.

2.4	Acts of the Company
(a)	The respective liabilities of each of the Obligors under the Finance Documents shall not be affected by:
(i)	any actual or purported irregularity in any act done, or failure to act, by the Company;

(ii)	the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by, or inability of, the Company to inform any Obligor of receipt by it of any notification under the Finance Documents.
(b)	In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.
3.	Purpose
3.1	Purpose
(a)	The Borrower shall apply all amounts borrowed by it under the Facility towards financing:
(i)	the acquisition of shares in the Purchaser, the proceeds of such acquisition to be employed by the Purchaser for the Acquisition pursuant to the Acquisition Documents;

(ii)	the Incentive Payment (as defined in the Master Service Agreement) upon the signing of the Master Service Agreement; and

(iii)	Acquisition Costs.
(b)	No amount borrowed under the Facility shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.
3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	Conditions of Utilisation
4.1	Initial conditions precedent
The Borrower (or the Company on its behalf) may not deliver the first Utilisation Request unless the Agent has received (or is satisfied that prior to or at the same time as the first Utilisation it will receive) all of the documents and other evidence listed in and appearing to comply with the requirements of Part I (Conditions precedent to first Utilisation) of Schedule 2 (Conditions precedent) (except to the extent that the Agent has waived the same on the instructions of the Majority Lenders). The Agent shall notify the Company and the Lenders promptly upon receiving such documents and other evidence and notify the Lenders at such time of any waivers granted by it in connection therewith.
The Agent shall notify the Company and the Lenders promptly upon receiving such documents and other evidence.

4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.
4.3	Maximum number of Utilisations
There shall be no more than two Utilisations.
4.4	Confirmation
The Borrower shall confirm to the Agent no later than 15 July 2008 its intention to utilise the balance of the Available Facility on or prior to 30 September 2008.

SECTION 3
UTILISATION
5.	Utilisation — Loans
5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time or such earlier time as all the Lenders may agree.
5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it specifies the account and bank (which must be acceptable to the Agent) to which the proceeds of the Utilisation are to be credited.
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
The currency specified in a Utilisation Request must be US Dollars.
5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in a Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in a Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

(c)	The Agent shall notify each Lender of the amount of a Loan and the amount of its participation in that Loan by the Specified Time.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	Repayment
6.1	Repayment of Loans
The Borrower shall repay the Loans on the following dates in the following percentages:

Repayment Date	Repayment Instalment
(months after Weighted Average Utilisation Date)	(percentage of amount of Loans)
12	10
18	10
24	10
30	10
36	10
42	15
48	20
Termination Date	15
6.2	Reborrowing
The Borrower may not reborrow any part of the Facility which is repaid or prepaid.
7.	Prepayment and cancellation
7.1	Illegality
If, at any time, it becomes or will become unlawful or contrary to any regulation in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Utilisations on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law or regulation, as the case may be).
7.2	Mandatory prepayment — Net Equity Proceeds
Unless and to the extent that the Majority Lenders agree otherwise, the Company shall ensure that an amount equal to all Net Equity Proceeds is paid to the Agent in prepayment of the Loans in accordance with the terms of this Agreement on or prior to the last day of the Interest Period during which such funds are received by a member of the Group.

7.3	Mandatory prepayment — Net Sale Proceeds
The Company shall ensure that an amount equal to all Net Sale Proceeds is paid to the Agent in prepayment of the Loans in accordance with the terms of this Agreement on or prior to the last day of the Interest Period during which such funds are received by a member of the Group provided that if no Default is continuing, such amount need not be applied in prepayment of the Loans to the extent that a director of the Company has certified to the Agent that such amount will be re-invested in fixed assets of the Group and such amount is:
(a)	re-invested in fixed assets of the Group within six Months of receipt by a member of the Group; or

(b)	committed to be applied in re-investment in fixed assets of the Group within six Months of receipt by a member of the Group and actually applied in such re-investment within 12 Months of such receipt, failing which, it shall be so applied in prepayment of the Loans.
7.4	Mandatory prepayment — Net Insurance Proceeds
The Company shall ensure that an amount equal to all Net Insurance Proceeds is paid to the Agent in prepayment of the Loans in accordance with the terms of this Agreement on or prior to the last day of the Interest Period during which such funds are received by a member of the Group provided that if no Default is continuing, such amount need not be applied in prepayment of the Loans to the extent that such amount relates to Net Insurance Proceeds and a director of the Company has certified to the Agent that such amount will be used to replace the assets to which those Net Insurance Proceeds relate with substantially similar assets or to repair such assets within six Months of receipt by a member of the Group.
7.5	Mandatory prepayment — Net Termination Compensation Proceeds
The Company shall ensure that an amount equal to all Net Termination Compensation Proceeds is paid to the Agent in prepayment of the Loans in accordance with the terms of this Agreement on or prior to the last day of the Interest Period during which such funds are received by a member of the Group.
7.6	Mandatory prepayment — Excess Cash
The Company shall ensure that an amount equal to 90 per cent. of the Excess Cash for each Relevant Period is paid to the Agent in prepayment of the Loans in accordance with the terms of this Agreement on or prior to the last day of the Interest Period during which that Excess Cash figure is calculated.
7.7	Cancellation
(a)	The Company may, if it gives the Agent not less than 10 days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000 (or less if the Available Commitment is less than US$10,000,000) or in higher integral multiples of US$5,000,000) of the Available Facility. Any cancellation under this Clause 7.7 shall reduce the Commitments of the Lenders rateably.

(b)	The Available Commitments shall automatically be cancelled and reduced to zero at the close of business in London on the earlier of (i) 30 September 2008 and (ii) the second Utilisation Date.
7.8	Voluntary prepayment of Utilisations
(a)	The Company may, subject to paragraph (c) below, if it gives the Agent not less than 10 days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Utilisation (but, if in part, being an amount that reduces that Loan by a minimum amount of US$10,000,000 (or less if the aggregate amount of all Loans then is less than US$10,000,000) or in higher integral multiples of US$5,000,000).

(b)	A Utilisation may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

(c)	Any notice of prepayment given by the Company under paragraph (a) above shall only be valid if accompanied by evidence satisfactory to the Agent (acting reasonably) that all Authorisations necessary or desirable in connection with the proposed prepayment have been obtained and are in full force and effect.
7.9	Right of repayment and cancellation in relation to a single Lender
(a)	If:
(i)	by reason of the introduction after the date of this Agreement of or any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation, any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up) to a greater extent than would have been required had that payment been made on the date of this Agreement; or

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13 (Increased Costs), the Company may, subject to paragraph (c) below, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.
(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	Any notice of prepayment given by the Company under paragraph (a) above shall only be valid if accompanied by evidence satisfactory to the Agent that all Authorisations necessary or desirable in connection with the proposed prepayment have been obtained and are in full force and effect.

(d)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Company shall repay that Lender’s participation in that Utilisation.
7.10	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Any prepayment under this Agreement shall satisfy the obligations under Clause 6.1 (Repayment of Loans) in inverse chronological order.

(d)	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION
8.	Interest

8.1	Calculation of interest

The rate of interest on a Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and

(b)	LIBOR.
8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period for that Loan (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably) and assuming that the margin component of the interest payable on such Loan is the Margin applicable whilst an Event of Default under Clause 23.1 (Non-payment) is continuing or a Default under Clause 23.1 (Non-payment) is continuing. Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan, the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Company of the determination of a rate of interest under this Agreement.
9.	Interest Periods

9.1	Selection of Interest Periods

(a)	The Borrower (or the Company on behalf of the Borrower) may select an Interest Period for each Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) not later than the Specified Time.

(c)	If the Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)	Subject to this Clause 9, the Borrower (or the Company) shall select an Interest Period of three Months.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of the preceding Interest Period for that Loan.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Changes to Interest Periods

If two Interest Periods relating to different Loans end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.
10.	Changes to the calculation of interest

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Margin; and

(ii)	the higher of (x) the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select and (y) in relation to a Market Disruption Event under paragraph (b)(ii) below, LIBOR.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of the Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(c)	For the avoidance of doubt, in the event’ that no substitute basis for determining the rate of interest is agreed, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11.	Fees

11.1	Commitment fee

(a)	Subject to paragraph (c) below, the Borrower shall pay to the Agent (for the account of each Lender) a fee in US Dollars computed at the rate of 0.50 per cent. per annum on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on, the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	Notwithstanding any other term of this Agreement, no commitment fee shall be payable in respect of the 30-day period commencing on the date of this Agreement.

11.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency

The Borrower shall pay to the Agent (for its own account) a fee in the amount and at the times agreed in a Fee Letter.

11.4	Security fee

The Borrower shall pay to the Security Trustee (for its own account) a fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.	Tax gross-up and indemnities

12.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the reasonable discretion of the person making the determination.

12.2	Tax gross-up

(a)	All payments to be made by an Obligor to any Finance Party under or in connection with a Finance Document shall be made free and clear of and without any Tax Deduction, unless the Obligor is required to make a Tax Deduction in which case the sum payable by the Obligor shall be increased to the extent necessary to ensure that the Finance Party concerned receives a sum, net of any Tax Deduction, equal to the sum which it would have received if no Tax Deduction had been required.

(b)	Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company.

(c)	If an Obligor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of the end of each of its financial years (or by any such earlier date as may be required by law), each Obligor shall deliver to the Agent details of all Tax Deductions and payments required in connection with such Tax Deductions made during that financial year and, for the Finance Party entitled to any such payment, an original receipt (or certified copy thereof) evidencing to the reasonable satisfaction of that Finance Party that each relevant Tax Deduction has been made or (as applicable) each appropriate payment has been paid to the relevant taxing authority.

(e)	Any reference to a person being required by applicable law to make a deduction or withholding for or on account of tax from any payment under any Finance Document shall be construed as including any circumstances in which a person is authorised under the Income Tax (Jersey) Law 1961 (as amended) to make such a deduction where a failure to allow such deduction would result in a fine being payable under Jersey law and the agreement under which the payment is made being void.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under or in connection with the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party, whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Company shall (within three Business Days of demand by the Agent) indemnify the Finance Party which determines it has suffered a loss or liability as a result against such payment or liability together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax imposed:
(A)	by the jurisdiction in which that Finance Party is incorporated; or

(B)	by the jurisdiction in which its Facility Office is located, which is calculated by reference to the net income actually received or receivable (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by that Finance Party but not actually received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).
(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise’ to the claim, whereupon the Agent shall notify the Company.

(d)	A Finance Party shall, on receiving a payment from the Company under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and fully retained that Tax Credit on an affiliated group basis, the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

12.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that the Finance Party incurs, in relation to, all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (except in relation to any assignment or transfer by a Lender in accordance with Clause 24.1 (Assignments and transfers by the Lenders)).

12.6	Indirect Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay (unless that Party is the Agent, the Security Trustee or the Arranger, in which case the Company shall pay) to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Indirect Tax.
13.	Increased Costs

13.1	Increased Costs

(a)	Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by that Finance Party or one of its Affiliates);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).
14.	Other indemnities

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Company shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	the Information Memorandum or any other information produced or approved by or on behalf of a member of the Group in connection with the Facility being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to a member of the Group or with respect to the transactions contemplated or financed under the Finance Documents;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower (or the Company on its behalf) in a Utilisation Request but not made by reason of the operation of anyone or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.
14.3	Indemnity to the Agent and the Security Trustee

The Company shall promptly indemnify the Agent and the Security Trustee against any cost, loss or liability incurred by it (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
15.	Mitigation by the Lenders

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 2 (Tax gross-up and indemnities) (other than Clause 12.6 (Indirect Tax) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	Costs and expenses

16.1	Transaction expenses

The Borrower shall within five Business Days of demand pay the Security Trustee, the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Agent and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Trustee in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Security Trustee expenses

The Borrower shall promptly on demand pay the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

SECTION 7
GUARANTEE
17.	Guarantee and indemnity
17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by each Obligor of all the Obligors’ obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it (or anything which would have been an obligation if not unenforceable, invalid or illegal) is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any payment to or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced for any reason (including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar, event):
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover that value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing Which, but for this Clause 17 would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding against any other Guarantor or any other party.
17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.
17.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of or provider of security for any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.9	Waiver of droit de division/droit de discussion

Each Obligor irrevocably waives and abandons any right which such Obligor has or may at any time have under the existing or future laws of Jersey, pursuant to the principle of “droit de discussion” or otherwise, to require that recourse be had to the assets of another person before any action is taken under any Finance Document against such Obligor, and each Obligor further irrevocably waives and abandons any right such Obligor has or may at any time have under the existing or future laws of Jersey, pursuant to the principle of “droit de division” or otherwise, to require that any other person be made a party to the proceedings or that the Obligors’ liability be divided or apportioned with any other person.

17.10	US guarantee limitations

(a)	Each US Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents.

(b)	Each US Guarantor represents, warrants and agrees that as of the date of this Agreement:
(i)	the aggregate amount of its debts and liabilities, Subordinated, contingent or otherwise (including its obligations under the Finance Documents as limited by paragraph (c) below), is not greater than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets (the amount of contingent and unliquidated liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represent the amount that can reasonably be expected to become an actual or matured liability);

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.
(c)	Notwithstanding anything to the contrary contained herein or in any other Finance Document, each Finance Party agrees that the maximum liability of each US Guarantor under this Clause 17 shall in no event exceed an amount equal to the greatest amount that would not render such US Guarantor’s obligations hereunder and under the other Finance Documents subject to avoidance under US Bankruptcy Law or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case after giving effect (i) to all other liabilities of such US Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law and (ii) to the value as assets of such US Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such US Guarantor pursuant to (A) applicable law or (B) any other agreement providing for an equitable allocation among such US Guarantor and the Borrower and other Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties.

17.11	Other Waivers

Each Guarantor incorporated under the laws of Mauritius hereby waives to the fullest extent permitted under any applicable laws, any and all of the rights, protection, privileges and defences provided by law to a guarantor, including without limitation:
(a)	the provisions of articles 2021 and 2026 of the Mauritius Civil Code; and

(b)	all benefits of division and discussion,
in each case, to the extent applicable.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18.	Representations
Subject to Clause 23.25 (Clean-up period), each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It, each Put Provider and each Non Disposal Undertaking Provider is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It, each Put Provider, each Non Disposal Undertaking Provider and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it, each Put Provider and each Non Disposal Undertaking Provider in each Finance Document are legal, valid and binding subject to any general principles of law limiting its or their obligations which are specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation) or Clause 25.2 (Additional Guarantors).

18.3	Non-conflict with other obligations

The entry into and performance by it, each Put Provider and each Non Disposal Undertaking Provider of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it (or them);

(b)	its (or their) constitutional documents (including without limitation its COBO consent); or

(c)	any agreement or instrument binding upon it (or them) or any of its Subsidiaries or any of its (or their) or any of its Subsidiaries’ assets, nor (except as provided in any Security Document) result in the existence of, or oblige it (or them) or any of its Subsidiaries to create, any Security over any of its or their respective assets.
18.4	Power and authority

It, each Put Provider and each Non Disposal Undertaking Provider has the power to enter into, perform and deliver, and has taken all necessary action to authorise its (and their) entry into, performance and delivery of, the Finance Documents to which it (or they) are a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:
(a)	to enable it, each Put Provider and each Non Disposal Undertaking Provider lawfully to enter into, exercise its (and their) rights and comply with its (and their) obligations in the Finance Documents to which it (or they) is a party;

(b)	to make the Finance Documents to which it, each Put Provider and each Non Disposal Undertaking Provider is a party admissible in evidence in its (and their) jurisdiction of incorporation;

(c)	to enable it, each Put Provider and each Non Disposal Undertaking Provider to create the Security expressed to be created pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have; and

(d)	for it, each Put Provider, each Non Disposal Undertaking Provider and each of its Subsidiaries to carry on its and their business, have been obtained or effected and are in full force and effect, subject to any registrations specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation) or Clause 25.2 (Additional Guarantors).
18.6	Governing law and enforcement

(a)	Subject to any qualifications specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation) or Clause 25.2 (Additional Guarantors), the choice of English law as the governing law of the Finance Documents (other than the Security Documents and the Non Disposal Documents) will be recognised and enforced in its, each Put Provider’s and each Non Disposal Undertaking Provider’s jurisdiction of incorporation.

(b)	The choice of law specified in each Security Document and each Non Disposal Document as the governing law of that Security Document or that Non Disposal Document will be recognised and enforced in its, each Put Provider’s and each Non Disposal Undertaking Provider’s jurisdiction of incorporation.

(c)	Any judgment obtained in England in relation to a Finance Document (or in the jurisdiction of the governing law of that Finance Document) will be recognised and enforced in its, each Put Provider’s and each Non Disposal Undertaking Provider’s jurisdiction of incorporation (and, in relation to a Finance Document governed by a law other than English law, in the jurisdiction of the governing law of that Finance Document).

18.7	Deduction of Tax

Subject to any qualifications specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation) or Clause 25.2 (Additional Guarantors), it is not required (and nor is any Put Provider or any Non Disposal Undertaking Provider required) to make any deduction for or on account of Tax from any payment it or they may make under any Finance Document.

18.8	No filing or stamp taxes

Subject to any qualifications specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation) or Clause 25.2 (Additional Guarantors), under the law of its, any Put Provider’s or any Non Disposal Undertaking Provider’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.9	No Default

(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it, any Put Provider, any Non Disposal Undertaking Provider or any of its Subsidiaries or to which its, any Put Provider’s, any Non Disposal Undertaking Provider’s or any of its Subsidiaries’ assets are subject which might have a Material Adverse Effect.

18.10	No misleading information

(a)	Any factual information provided by or on behalf of any member of the Group (whether for the purposes of the Information Memorandum or otherwise in connection with the Facility) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of any member of the Group (whether or not contained in the Information Memorandum) were prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the information so provided and no information has been given or withheld that results in the Information Memorandum or any other information provided by or on behalf of any member of the Group being untrue or misleading in any material respect.

18.11	Financial statements

(a)	Its Original Financial statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial statements give a true and fair view of its financial condition and operations (consolidated in the case of the Company) as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its condition (financial or otherwise), assets, operations, prospects, properties, performance or business or the consolidated condition (financial or otherwise), assets, operations, prospects, properties, performance or business of the Group since 31 March 2008.

(d)	As at the date of its most recent financial statements (if any), it had no indebtedness (whether arising under contract or otherwise and regardless of whether or not contingent) which was not disclosed by those financial statements (or by the notes thereto) or reserved against therein, nor any unrealised or anticipated losses which were not so disclosed or reserved against.

18.12	Pari passu ranking

(a)	Subject to any matters specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation), each Security Document creates (or, once entered into, will create) in favour of the Security Trustee for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, its,’ each Put Provider’s and each Non Disposal Undertaking Provider’s payment obligations under the Finance Documents rank at least pari passu with the claims of all their other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law in their place of incorporation applying to companies generally.
18.13	No proceedings pending or threatened

(a)	No litigation, arbitration, investigative or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might have a Material Adverse Effect have been started or threatened against it, any Put Provider or any Non Disposal Undertaking Provider or any of its Subsidiaries.

(b)	Paragraph (a) above does not apply to litigation, arbitration, investigative or administrative proceedings in respect of:
(i)	Aviva Global Services (Bangalore) Private Limited being added as a respondent to a dispute in relation to the property at #8A, RMZ Centennial, Kundalahalli Main Road, Whitefield, Bangalore, 560048, details of which are set out in the Disclosure Letter;

(ii)	The following facts, matters or circumstances disclosed in Ernst & Young’s Tax Due Diligence Report dated 20 June 2008 (the “E/Y DDR”) and the Disclosure Letter:
(A)	risk of the Inland Revenue Authority of Singapore seeking to deem a service income on payments made by Aviva Global Shared Services Private Limited (“AGSS”) to its subsidiaries as detailed on page 50 and 51 of the E/Y DDR and at paragraph 18 on of the Disclosure Letter;

(B)	the transfer pricing assessment of international transactions for the financial year 2003-2004 carried out by the Indian tax authorities in respect of Aviva Global Services (Bangalore) Private Limited (“AGSB”) as detailed on pages 20 to 23 of the E/Y DDR and paragraph 18 of the Disclosure Letter;

(C)	the risk of the relevant tax authorities mounting transfer pricing challenges against AGSB, AGSS, Noida Customer Operations Pvt Limited (“NCOP”) and Customer Operations Services (Chennai) Private Limited;

(D)	the risk of the Indian tax authorities claiming further service tax from AGSS as detailed in paragraph 18 of the Disclosure Letter;

(E)	the risk of the Indian tax authorities seeking to recover tax from AGSS where tax benefits have been incorrectly received by NCOP in relation to the use of shared office space, as detailed in paragraph 18 of the Disclosure Letter; and

(F)	the risk of the Sri Lankan tax authorities challenging the zero-rate treatment of Aviva Global Services Lank Pvt Limited’s rechargeable income as detailed on pages 60 to 62 of the E/Y DDR; and
(iii)	the tax disputes detailed in Schedule 12 (Existing tax litigation).
18.14	Environmental laws and licences

It and each of its Subsidiaries has:
(a)	complied with all Environmental Laws to which it may be subject;

(b)	obtained all Environmental Licences required or desirable in connection with its business; and

(c)	complied with the terms of those Environmental Licences,
in each case where failure to do so might have a Material Adverse Effect.

18.15	Environmental releases

No:
(a)	property currently or previously owned, leased, occupied or controlled by it or any of its Subsidiaries (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property, in each case in circumstances where this might have a Material Adverse Effect.

18.16	Title

(a)	It (and each other member of the Group) has good and marketable title to, or valid leases and licences of or is otherwise entitled to use, all material assets necessary or desirable for it to carry on its business as it is being or is proposed to be conducted.

(b)	It has good, clear and marketable title to the assets expressed to be subject to the Security created by it pursuant to any Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

18.17	No immunity

Neither it nor any Put Provider nor any Non Disposal Undertaking Provider nor any of its or their assets are entitled to immunity from suit, execution, attachment or other legal process. Its, each Put Provider’s and each Non Disposal Undertaking Provider’s entry into the Finance Documents constitutes, and the exercise of its (and their) rights and performance of and compliance with its and their obligations under the Finance Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

18.18	Solvency

(a)	It, each Put Provider and each Non Disposal Undertaking Provider is able to, and has not admitted its or their inability to, pay its or their debts as they mature and has not suspended making payment on any of its or their debts.

(b)	It, each Put Provider and each Non Disposal Undertaking Provider by reason of actual or anticipated financial difficulties, has not commenced, and does not intend to commence, negotiations with one or more of its or their creditors with a view to rescheduling any of its (or their) indebtedness.

(c)	The value of its assets is more than its liabilities (taking into account contingent and prospective liabilities) and it has sufficient capital to carry on its business.

(d)	The value of each Put Provider’s assets is more than that Put Provider’s liabilities (taking into account contingent and prospective liabilities) and each Put Provider has sufficient capital to carry on its business.

(e)	The value of each Non Disposal Undertaking Provider’s assets is more than that Non Disposal Undertaking Provider’s liabilities (taking into account contingent and prospective liabilities) and each Non Disposal Undertaking Provider has sufficient capital to carry on its business.

(f)	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any of its, any Put Provider’s or any Non Disposal Undertaking Provider’s indebtedness.

18.19	Authorised signatories

Each person specified as its authorised signatory in any document accepted by the Agent pursuant to paragraph 1(c) of Part I (Conditions precedent to first Utilisation) or paragraph 4 of Part II (Conditions precedent required to be delivered by an Additional Guarantor) of Schedule 2 (Conditions precedent) or delivered to the Agent pursuant to paragraph (d) of Clause 19.5 (Information: miscellaneous) is, subject to any notice to the contrary delivered to the Agent pursuant to Clause 19.5 (Information: miscellaneous), authorised to sign all Utilisation Requests and other notices on its behalf under or in connection with the Finance Documents.

18.20	Material Subsidiaries

(a)	Each member of the Group which, as at the date of this Agreement, is a Material Subsidiary is listed in Schedule 8 (Material Subsidiaries).

(b)	The percentage of the EBITDA and total assets of the Group attributable to each Material Subsidiary in accordance with the definition of “Material Subsidiary” is accurately described in Schedule 8 (Material Subsidiaries).

18.21	No breach of law

It has not (and none of its Subsidiaries has) breached any law or regulation a breach of which might have a Material Adverse Effect.

18.22	Acquisition Documents

(a)	The Acquisition Documents (when signed in the case of the Acquisition Agreement):
(i)	contain or refer to all the terms of the agreement and arrangements between the Vendor (and/or any of its Affiliates) and the Purchaser (and/or any of its Affiliates) in relation to the Acquisition;

(ii)	are in full force and effect; and

(iii)	have not been amended or waived (in whole or in part) and no consent has been given thereunder, save for any which are minor or technical or have been approved in writing by the Agent.
(b)	Neither it nor any of its Subsidiaries is in or is aware of any breach of or default under any Acquisition Document.

18.23	No employees

The Borrower does not have any employees.

18.24	Restricted business activities

No member of the Group provides financial services or is in the real estate business.

18.25	Restricted places of business

No Obligor has any place of business in India.

18.26	Shareholders

As at 31 March 2008, only one shareholder of the Company held more than 26 per cent. of the equity share capital of the Company.

18.27	Master Service Agreement

(a)	When signed, the Master Service Agreement:
(i)	contains or refers to all the terms of the agreement and arrangements between the Purchaser (and/or any of its Affiliates) and Aviva Global Services (Management Services) Private Limited (and any of its Affiliates) in relation to the outsourcing of back office functions to the members of the Group; and

(ii)	is in full force and effect.
(b)	It is not in and is not aware of any breach of or default under the Master Service Agreement.

18.28	Anti-Terrorism Laws

Neither it nor, to its knowledge, any of its Subsidiaries:
(a)	is in violation of any Anti-Terrorism Law;

(b)	is a Designated Person; or

(c)	deals in any property or interest in property blocked pursuant to any Anti-Terrorism Law.
18.29	US regulation

(a)	It is not a “public utility” within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.).

(b)	It is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

(c)	It has not made an “unlawful payment” within the meaning of, and is not in any other way in violation of, the Foreign Corrupt Practices Act (15 USC. §§ 78dd-1 et seq.) or any similar laws.

18.30	Margin regulations

Neither the making of any Utilisation or Loan nor the use of proceeds of any Utilisation or Loan will violate the provisions of Regulations T, U or X.

18.31	Employee benefit plans

No Obligor or ERISA Affiliate has maintained, contributed to or had an obligation to contribute to any defined benefit pension plan or Multiemployer Plan during the past five years or has any present intention to do so.

18.32	Share purchase agreement

The share purchase agreement in relation to the acquisition of:
(a)	Noida Customer Operations Private Limited has been executed by the parties to it, is in escrow in the form supplied to the Agent prior to the date of this Agreement and the only condition of the release of such escrow is the completion of the Acquisition; and

(b)	Customer Operational Services (Chennai) Private Limited has been executed by the parties to it in the form supplied to the Agent prior to the date of this Agreement and the executed versions have been released from escrow by those parties to each other.
18.33	Repetition

(a)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

(b)	The representations and warranties set out in Clauses 18.1 (Status) to 18.5 (Validity and admissibility in evidence), Clause 18.8 (No filing or stamp taxes), Clause 18.12 (Pari passu ranking) and Clause 18.16 (Title) shall, in addition to paragraph (a) above, be deemed to be made by each Obligor, by reference to the facts and circumstances then existing on the date of execution of each Security Document.

(c)	The representations and warranties set out in Clause 18.10 (No misleading information) shall, in addition, be deemed to be made by each Obligor on the date of issue of the Information Memorandum and on the date of each Transfer Certificate signed on or prior to the Syndication Date by reference to the facts and circumstances then existing.
19.	Information undertakings
The undertakings in this Clause 19 remain in force, from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as the same become available, but in any event within six Months after the end of each of its financial years:
(i)	its audited consolidated financial statements for that financial year; and

(ii)	the audited financial statements of each Obligor and each Put Provider for that financial year; and
(b)	as soon as the same become available, but in any event within 45 days after the end of each quarter of each of its financial years, its unaudited consolidated financial statements for that financial quarter.
19.2	Compliance Certificate

(a)	The Company shall supply to the Agent, within 45 days after the end of each of its financial quarters, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the end of that financial quarter.

(b)	Each Compliance Certificate shall be signed by a director of the Borrower or the Company and, in the case of the Compliance Certificate delivered in respect of the last financial quarter of each of its financial years shall be signed by the Borrower’s statutory auditors in the form specified in Schedule 5 (Form of Compliance Certificate).

19.3	Material Subsidiaries

With each set of financial statements delivered by it under paragraph (a)(i) of Clause 19.1 (Financial statements) (and within 14 days after any request made by the Agent), the Company shall supply to the Agent, in sufficient copies for all the Lenders, a certificate:
(a)	listing the Material Subsidiaries as at the end of the relevant financial year or financial quarter; and

(b)	setting out in reasonable detail and in a form satisfactory to the Agent the computations necessary to justify the inclusions in, and exclusions from, that list.
19.4	Requirements as to financial statements

(a)	Each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as giving a true and fair view of its (or, as the case may be, the Group’s consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	Subject to paragraph (c) below, the Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or financial reference periods and its auditors deliver to the Agent:
(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and financial reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	The Parties agree that although the Original Financial Statements were prepared using generally accepted accounting principles, standards and practices in the United States of America, the Company may elect to prepare future financial statements using generally accepted accounting principles, standards and practices under IFRS provided that it supplies the Agent with the information referred to in paragraphs (b)(i) and (b)(ii) above.

19.5	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	all documents dispatched by an Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration, investigative or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request; and

(d)	promptly, notice of any change in the authorised signatories of an Obligor, signed by a Director or the secretary of that Obligor, whose specimen signature has previously been provided to the Agent, accompanied (where relevant) by a specimen signature of each new signatory.
19.6	Notification of Default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.7	Access books and records

If an Event of Default is continuing, upon the request of the Agent (on the instructions of any Finance Party), the Company shall provide the Agent and any of its representatives, professional advisers and contractors with access to and permit inspection by them of the assets, premises, books and records of any member of the Group in each case at reasonable times and upon reasonable notice.

19.8	Valuation

(a)	The cost and expense of each Valuation shall be borne by the Company.

(b)	The Company shall supply to the Agent with each set of financial statements delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements) (in sufficient copies for all the Lenders, if the Agent so requests) a Valuation.

(c)	If requested by the Agent, the Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) a Valuation at such time as the Agent may reasonably request.

(d)	The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) any valuation prepared by or on behalf of, or received by, it.

19.9	“Know your customer” checks
(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.
(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges any Finance Party (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Security Trustee, the Agent (for itself or on behalf of any Finance Party) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for such Finance Party or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)	Each Lender shall promptly upon the request of the Agent or the Security Trustee supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Trustee (in each case, for itself) in order for the Agent or the Security Trustee to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
20.	Financial covenants

20.1	Financial condition

The Company shall ensure that:
(a)	the ratio of Borrowings to Tangible Net Worth will not at any time exceed XXXXX;

(b)	the ratio of Borrowings to EBITDA for the then most recently ended Relevant Period will not at any time exceed XXXXX;

(c)	the ratio of EBITDA to Debt Service for any Relevant Period will not at any time be less than XXXXX; and

(d)	the Loan to Value will not at any time be more than XXXXX.
20.2	Financial covenant calculations

Borrowings, Capital Expenditure, Debt Service, EBITDA, Excess Cash, Interest Expense, Paid-up Capital and Tangible Net Worth shall be calculated and interpreted on a consolidated basis in accordance with the GAAP applicable to the Original Financial Statements of the Company and shall be expressed in US$ on the basis of the exchange rates used in the latest consolidated quarterly financial statements of the Company.

20.3	Definitions

In this Clause 20:

“Borrowings” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group but:

(a)	excluding any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness and any guarantee or indemnity in respect of that indebtedness;

(b)	excluding any Financial Indebtedness owed by one member of the Group to another member of the Group; and

(c)	including, in the case of finance or capital leases only, the capital element value thereto, and so that no amount shall be included or excluded more than once.

“Capital Expenditure” means any expenditure which, in accordance with GAAP, should be treated as capital expenditure in the audited consolidated financial statements of the Group.

“Debt Service” means, in respect of any Relevant Period, the sum of:
(a)	Interest Expense for that Relevant Period;

(b)	that part of all Borrowings outstanding at the commencement of that Relevant Period originally scheduled for repayment in that Relevant Period (whether or not paid or repaid when due).
“EBITDA” means, in relation to any Relevant Period, the total consolidated operating profit of the Group for that Relevant Period:
(a)	before taking into account:
(i)	Interest Expense;

(ii)	Tax;

(iii)	any share of the profit of any associated company or undertaking, except for dividends received in cash by any member of the Group;

(iv)	extraordinary and exceptional items;

(v)	any realised or unrealised exchange losses including those arising on translation of currency debt;

(vi)	any loss against book value arising on a disposal or revaluation of any asset in the ordinary course of trading;

(vii)	to the extent included, any fair value adjustments and amounts written off the value of investments;

(viii)	any restructuring costs in respect of restructurings approved by the Majority Lenders;

(ix)	any amount charged to the profit and loss account for transaction costs and expenses relating to the Acquisition;

(x)	any amortisation of stock based compensation expenses and any fringe benefits and taxes associated therewith to the extent recoverable from employees; and
(b)	after adding back all amounts provided for depreciation and amortisation for that Relevant Period,

as determined (except as needed to reflect the terms of this Clause 20) from the consolidated financial statements of the Company and Compliance Certificates delivered under Clause 19.1 (Financial statements) and Clause 19.2 (Compliance Certificate).

“Excess Cash” means, in relation to any Relevant Period, EBITDA for that Relevant Period adjusted:
(a)	by deducting amounts paid during the Relevant Period by members of the Group in cash in respect of Tax;

(b)	by deducting:
(i)	all Debt Service in respect of the Target and its Subsidiaries; and

(ii)	Debt Service in respect of each other member of the Group to the extent that it relates to the Facility;
(c)	by deducting any increase or adding any decrease in working capital during the Relevant Period;

(d)	by deducting amounts paid in cash during the Relevant Period by members of the Group in respect of Capital Expenditure (to the extent permitted by the Finance Documents);

(e)	by adding any insurance proceeds in respect of loss of profit and business interruption policies received by members of the Group in cash during the Relevant Period;

(f)	by adding any increase in cash or cash equivalents held by members of the Group during the Relevant Period; and

(g)	by deducting all amounts paid by members of the Group by way of voluntary prepayment pursuant to Clause 7.8 (Voluntary prepayment of Utilisations).
“Interest Expense” means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued by the Group in that Relevant Period in respect of Borrowings:
(a)	including the interest element of leasing and hire purchase payments;

(b)	including commitment fees, commissions, arrangement fees and guarantee fees;

(c)	including amounts in the nature of interest payable in respect of any shares other than equity share capital (including but not limited to the share premium account and the capital redemption reserve);

(d)	excluding any such obligations to any member of the Group;

(e)	excluding any amount charged to the profit and loss account in respect of the Relevant Period for transaction costs and expenses relating to the Acquisition (other than interest payable in respect of the Facility); and

(f)	excluding any amount in the nature of accrued interest, fees or periodic payments or premia owing to any member of the Group on any deposit or bank account, adjusted (but without double counting) by adding back the net amount payable (or deducting the net amount receivable) by members of the Group in respect of that Relevant Period under any interest or (so far as they relate to interest) currency hedging arrangements, all as determined (except as needed to reflect the terms of this Clause 20) from the consolidated financial statements of the Company and Compliance Certificates delivered under Clause 19.1 (Financial statements) and Clause 19.2 (Compliance Certificate).
“Loan to Value” means the aggregate of the outstanding Utilisations as a percentage of the value of the Target as quantified in the most recent Valuation.

“Paid-up Capital” means, as at any particular time, the aggregate of:
(a)	the amount paid up or credited as paid up on the issued share capital of the Company (other than any shares which are expressed to be redeemable);

(b)	the amount standing to the credit of the consolidated reserves of the Group;

(c)	any additional paid-in capital (APIC); and

(d)	all amounts relating to other comprehensive income (OCI), including translation adjustments.
“Quarter Date” means 31 March, 30 June, 30 September and 31 December in any year.

“Relevant Period” means each period of 12 months ending on a Quarter Date.

“Tangible Net Worth” means, as at any particular time, Paid-up Capital less (but without double counting) any amount included in Paid-up Capital which is attributable to:
(a)	goodwill or other intangible assets;

(b)	amounts set aside for Tax;

(c)	minority interests;

(d)	the amount by which the net book value of any asset has been written up after 31 March 2008 (or, in the case of a person becoming a member of the Group after that date, the date on which that person became or becomes a member of the Group) by way of revaluation or on its transfer from one member of the Group to another; and

(e)	any dividend or other distribution declared, recommended or made by any member of the Group, but ignoring any variation in the credit or debit balance on the Group consolidated profit and loss account since the date of the then latest audited consolidated balance sheet of the Group except to the extent reflected in any later Group consolidated profit and loss statement delivered to the Agent under Clause 19 (Information undertakings).
21.	General undertakings
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

(a)	Each Obligor shall (and the Company shall ensure that each Put Provider and each Non Disposal Undertaking Provider will) promptly:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply to the Agent certified copies of,
any Authorisation required under any law or regulation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

(b)	Each Obligor shall (and the Company shall ensure that each Put Provider and each Non Disposal Undertaking Provider will) promptly make the registrations, obtain all Authorisations and otherwise comply with other requirements specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation) or Clause 25.2 (Additional Guarantors).

21.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each Put Provider and each Non Disposal Undertaking Provider will) comply in all respects with all laws and regulations to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security or non disposal undertaking over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)	Paragraphs (a) and (b) above do not apply to:
(i)	any lien arising by operation of law and in the ordinary course of trading so long as the debt which it secures is paid when due or contested in good faith by appropriate proceedings and properly provisioned;
(ii)	title retention arrangements arising pursuant to a supplier’s usual terms of supply provided that there is no default in payment for any goods so supplied (and no other event is subsisting) which might entitle the supplier to reclaim possession of the relevant goods; and
(iii)	any Security or non disposal undertaking created pursuant to any Finance Document.
21.4	Disposals

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal of an asset (other than a Charged Asset):
(i)	which is made with the prior written consent of the Majority Lenders and where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal under this paragraph (i)) does not exceed US$5,000,000 (or its equivalent in another currency or currencies) in any financial year;

(ii)	arising as a result of any Security permitted under paragraph (c) of Clause 21.3 (Negative pledge); or

(iii)	of cash pursuant to the Transaction Documents.
21.5	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (other than share buybacks or capital reductions) nor change its jurisdiction of incorporation without the consent of the Majority Lenders, provided that an Obligor may enter into an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis (not involving the Purchaser or any Holding Company of the Purchaser) where:
(a)	all of the business and assets of that Obligor are retained by one or more other Obligors;

(b)	the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is liable for the obligations of the Obligor it has merged with and is incorporated in the same jurisdiction as that Obligor; and

(c)	the Agent and the Security Agent are given 30 Business Days’ notice by the Company of that proposed amalgamation, demerger, merger, consolidation or corporate reconstruction and the Security Agent, acting reasonably, is satisfied that the Finance Parties will enjoy the same or equivalent Security over the same assets and over that Obligor and the shares in it (or the shares of the surviving entity).
21.6	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of its business (and the Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole) from that carried on at the date of this Agreement.

21.7	Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

21.8	Environmental undertakings

Each Obligor shall (and the Company shall ensure that each other member of the Group will):
(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Licences required or desirable in connection with its business; and

(c)	comply with the terms of all those Environmental Licences,
in each case where failure to do so might have a Material Adverse Effect.

21.9	Environmental claims

Each Obligor shall (and shall ensure that each other member of the Group will) promptly notify the Agent of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law which, if substantiated, might have a Material Adverse Effect.

21.10	Financial Indebtedness

No Obligor shall (and the Company shall ensure that no other member of the Group will) incur or permit to subsist any Financial Indebtedness other than:
(a)	any Financial Indebtedness listed in Schedule 11 (Existing Financial Indebtedness);

(b)	Financial Indebtedness arising under the Finance Documents;

(c)	Financial Indebtedness permitted pursuant to the terms of sub-paragraphs (i), (ii) or (iii) of paragraph (b) of Clause 21.13 (Loans and guarantees);

(d)	Financial Indebtedness under a single facility provided to an Obligor (but no refinancings or replacements thereof) in a principal amount not exceeding US$75,000,000 provided that such Financial Indebtedness ranks no higher than pari passu with the obligations of the Obligors under the Finance Documents; or

(e)	Financial Indebtedness constituting unsecured working capital borrowings provided to an Obligor (in addition to that permitted under paragraphs (a) to (c) above) in an aggregate principal amount not exceeding US$10,000,000 (or its equivalent in any other currency or currencies) provided that such Financial Indebtedness ranks no higher than pari passu with the obligations of the Obligors under the Finance Documents.
21.11	Acquisitions and investments

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group shall) make any Share or Business Acquisition.

(b)	Paragraph (a) above does not apply to:

(i)	the Acquisition;

(ii)	the acquisition of Customer Operational Services (Chennai) Private Limited and Noida Customer Operations Private Limited by the Target; and

(iii)	any Share or Business Acquisition which complies with the following conditions:
(A)	the target entity:
(I)	is not a negative net worth entity.

(II)	has not been loss-making for the three previous financial years.

(III)	is in the same business as the Borrower Group; and
(B)	prior to completion of the proposed Share or Business Acquisition the Company submits to the Agent pro forma financial statements and projections of the Group and the proposed target (on a consolidated basis) demonstrating to the satisfaction of the Majority Lenders (acting reasonably) the Company’s ability to comply with the financial covenants set out in Clause 20 (Financial covenants) over the remaining life of the Facility.
21.12	Financial year

The Borrower shall not alter (and shall ensure that no member of the Group alters) its financial year so that such financial year ends on any date other than on 31 March of each year.

21.13	Loans and guarantees

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will):
(i)	make any loan, or provide any form of credit or financial accommodation, to any other person; or

(ii)	give or issue any guarantee. indemnity, bond or letter of credit to or for the benefit of any person; or

(iii)	permit to subsist any guarantee of any Financial Indebtedness of any of its Subsidiaries.
(b)	Paragraph (a) above does not apply to:
(i)	any loan made by an Obligor to another Obligor;

(ii)	any loan made by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(iii)	any loan made by a member of the Group which is not an Obligor to a member of the Group which is an Obligor. provided that the aggregate amount outstanding under all such loans shall not at any time exceed US$10.000,000;

(iv)	any trade credit granted on customary commercial terms to any customer of a member of the Group;

(v)	any loan made by a member of the Group to an employee of a member of the Group provided that the aggregate principal value of all loans falling within this paragraph (v) at any time does not exceed US$2,000,000;

(vi)	any guarantee granted by the Company in respect of a Permitted Treasury Transaction entered into to hedge currency or interest rate exposure of a member of the Group;

(vii)	any performance or payment guarantees given by the Company in respect of payment obligations that do not constitute Financial Indebtedness of WNS North America Inc. pursuant to outsourcing agreements with WNS North America Inc.’s customers entered into, in each case, in the ordinary course of its business; and

(viii)	any loan where all the proceeds of such loan are used to satisfy a payment obligation of an Obligor under the Finance Documents.

(ix)	by reference to clause 30.22 of the Master Service Agreement and the defined terms in the Master Service Agreement, the indemnity given by the Supplier to the Customer and all Service Recipients in connection with any claim of alleged or actual infringement of ‘any Third Party IPR arising out of or in connection with Customer’s and/or every Service Recipient’s receipt and/or use of the Services to be provided by the Supplier in accordance with the Master Service Agreement;

(x)	by reference to paragraph 10.6 of Schedule 12 to the Master Service Agreement and the defined terms in the Master Service Agreement, the indemnity to be given by the Supplier to the Customer (or the relevant Customer Group or replacement service provider) if the Supplier Personnel (other than the Relevant Employees who accept an offer of employment under paragraph 10.3 of Schedule 12 to the Master Services Agreement) are found, by operation of law, to be employees of Customer, or a member of Customer’s Group, or any replacement service provider, against all employee costs associated with that person and all costs of terminating that person’s employment after the expiry of the Term or as a result of any termination or partial termination of the Services, provided that any such employment is terminated within six months after the expiry of the Term or the relevant termination or partial termination of the provision of Services;

(xi)	any guarantee granted by the Company to the Vendor or a member of the Vendor’s Group in respect of the obligations under the Acquisition Documents.
21.14	Arm’s length dealings

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any arrangement, agreement or commitment with any person or pay any fees, commissions or other sums on any account whatsoever to any persons other than:
(a)	in the ordinary course of trading, at arm’s length and on normal commercial terms; or

(b)	as required by the Finance Documents.
21.15	Restricted payments

(a)	No Obligor shall:
(i)	pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or defease any Financial Indebtedness owed actually or contingently, to any shareholder of any Obligor or to any Affiliate of any shareholder of any Obligor;

(ii)	declare, pay or make any dividend or other payment or distribution of any kind on or in respect of any class of its shares; or

(iii)	reduce, return, purchase, repay, cancel or redeem any of its share capital.
(b)	Paragraph (a) above does not apply:
(i)	when no Default is continuing; or

(ii)	to any payment where all the proceeds of such payment are used to satisfy a payment obligation of an Obligor under the Finance Documents.
21.16	Hedging

The Borrower shall not enter into any Treasury Transaction which is not a Permitted Treasury Transaction.

21.17	Taxes

(a)	Each Obligor shall pay and discharge all Taxes, rates, rents and governmental charges upon it and its assets before penalties become attached thereto and shall establish adequate reserves for the payment of any Taxes, rates, rents and governmental charges becoming due unless such Taxes, rates, rents and governmental charges are being contested in good faith by appropriate proceedings.

(b)	Each Obligor shall make all filings required under applicable laws and regulations.

21.18	Acquisition Documents

No Obligor shall amend, terminate, give any waiver or consent under, or agree or decide not to enforce, in whole or in part, any term or condition of any Acquisition Document, save for amendments, waivers or consents which are minor or technical or have been approved in writing by the Agent.

21.19	The Acquisition

(a)	Each Obligor shall:
(i)	procure that legal and beneficial title to 100% of the shares in the Target are transferred to the Purchaser no later than one Business Day following the date of the first Utilisation of the Facility.

(ii)	perform and comply with its obligations under or in connection with the Acquisition Documents;

(iii)	notify the Agent (promptly upon becoming aware of the same) of any breach by any party of its obligations or default under the Acquisition Documents;

(iv)	procure that the Purchaser applies an amount equal to funds received by it pursuant to the equity subscription described in paragraph (a)(i) of Clause 3.1 (Purpose) in settlement of its obligation to pay the purchase price for the shares in the Target pursuant to the Acquisition Documents;

(v)	take all reasonable steps to preserve and enforce any claim or right it has under or in connection with any Acquisition Document;

(vi)	notify the Agent promptly of any claim made or to be made under an Acquisition Document and any dispute in respect of an Acquisition Document;

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.
(vii)	provide the Agent with reasonable details of that claim or dispute and its progress and notify the Agent as soon as practicable upon that claim or dispute being resolved;

(viii)	notify the Agent promptly of any notice of, or other act of revocation, suspension, withdrawal, cancellation or termination of any provision of any Acquisition Document; and

(ix)	comply with all applicable laws in all respects material in the context of the Acquisition.
(b)	The Company shall keep the Agent informed as to the status and progress of the Acquisition.

21.20	Maintenance of books and records

Each Obligor shall keep books and records which accurately reflect in all material respects all of its business, affairs and transactions.

21.21	Assets

Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary for the conduct of its business as conducted from time to time.

21.22	No employees

The Borrower shall not have any employees.

21.23	Pari passu

Each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.24	Capital Expenditure

The Company shall ensure that the aggregate of the Capital Expenditure of the Group in any financial year of the Company shall not exceed XXXXX of the EBITDA of the Group for the previous financial year.

21.25	Statutory auditors

No Obligor shall change (and the Company shall ensure that no member of the Group changes) its statutory auditors to any person other than Ernst & Young, KPMG, Deloitte or PwC or firms associated with or affiliated to those firms in jurisdictions where those firms do not themselves have a presence.

21.26	Assignment of contracts

(a)	No Obligor shall assign or transfer (and the Company shall ensure that no other member of the Group shall assign or transfer) any agreement or contract to any person who is not a member of the Group.

(b)	Paragraph (a) above shall not apply to:
(i)	any assignment or transfer made pursuant to a Transaction Document; or

(ii)	by reference to clause 15.2 of the Master Service Agreement and the defined terms in the Master Service Agreement, any novation of any contract, relating to the provision or receipt of the Services, that is entered into by the Supplier, the Customer and a Sub-contractor or third party after the Commencement Date, in the event that the Customer removes any Services in accordance with the Master Service Agreement, the Master Service Agreement terminates (or any part thereof), or the Master Service Agreement expires.
21.27	Auditors’ Certificate

Each Obligor shall ensure that an auditors’ certificate in respect of the investment being made by the Put Providers pursuant to the Put Option Agreement is supplied to the Security Trustee within the time limit specified by the Reserve Bank of India regulations.

21.28	Cash movements

(a)	The Obligors shall ensure that at all times:
(i)	the Put Providers or the Subsidiaries of the Target make sufficient cash available to the Borrower, by way of dividend, share buyback or subordinated shareholder loans in order to enable the Borrower to service the Financial Indebtedness incurred by the Borrower under the Finance Documents; and

(ii)	the Put Providers and the Subsidiaries of the Target have in place all necessary Authorisations to effect any dividend, share buyback or subordinated shareholder loan referred to in paragraph (i) above.
(b)	The Obligors shall ensure that at all times:
(i)	any Excess Cash is made available by way of dividend, share buyback or subordinated shareholder loans in order to enable the Borrower to make any mandatory prepayments required to be made pursuant to Clause 7.6 (Mandatory prepayment — Excess Cash); and

(ii)	the relevant members of the Group have in place all necessary Authorisations to effect any dividend, share buyback or subordinated shareholder loan referred to in paragraph (i) above.
21.29	Accession of Additional Guarantors and additional Put Providers

(a)	Each Obligor shall ensure that the Target and each Subsidiary of the Target which is a Material Subsidiary (excluding any such Subsidiaries incorporated in India) becomes a Guarantor pursuant to Clause 25.2 (Additional Guarantors) by no later than the date which is 30 days after the Acquisition Closing Date (or such other period which may be mutually agreed between the Company and the Agent).

(b)	Each Obligor shall ensure that any person (other than any persons referred to in paragraph (a) above and any persons incorporated in India) that becomes a Material Subsidiary after the date of this Agreement becomes a Guarantor by no later than the date which is 45 days after the date on which it became a Material .Subsidiary (or such other period which may be mutually agreed between the Company and the Agent).

(c)	Each Obligor shall ensure that any member of the Group that is incorporated in India and that becomes a Material Subsidiary after the date of this Agreement becomes a Put Provider by no later than the date which is 45 days after the date on which it became a Material Subsidiary (or such other period which may be mutually agreed between the Company and the Agent).

(d)	Each Obligor shall ensure that Ntrance Customer Services Private Limited becomes a Put Provider by no later than the date which is 60 days after the Acquisition Closing Date (or such other period as may be mutually agreed between the Company and the Agent).

21.30	Transfer of Customer Operational Services (Chennai) Private Limited

Each Obligor shall ensure that:
(a)	Customer Operational Services (Chennai) Private Limited becomes a direct wholly owned Subsidiary of the Target by no later than 45 days after the date of the first Utilisation of the Facility (or such other period which may be mutually agreed between the Company and the Agent); and

(b)	Noida Customer Operations Private Limited becomes a direct, wholly owned Subsidiary of the Target by no later than 45 days after the date of the first Utilisation of the Facility (or such other period which may be mutually agreed between the Company and the Agent).
21.31	Additional Security Documents and additional Non Disposal Documents

Each Obligor shall ensure that:
(a)	a copy of the Target Share Charge duly executed by the parties to it (along with any Authorisations, legal opinions and perfection documents that the Agent requests), in each case in form and substance satisfactory to the Agent, is delivered to the Agent by no later than the date which is 30 days after the Acquisition Closing Date (or such other period which may be mutually agreed between the Company and the Agent);

(b)	a copy of the Sri Lankan Share Charge duly executed by the parties to it (along with any Authorisations, legal opinions and perfection documents that the Agent requests), in each case in form and substance satisfactory to the Agent, is delivered to the Agent by no later than the date which is 30 days after the Acquisition Closing Date (or such other period which may be mutually agreed between the Company and the Agent);

(c)	a copy of the Target Designated Account Charge duly executed by the parties to it (along with any Authorisations, legal opinions and perfection documents that the Agent requests), in each case in form and substance satisfactory to the Agent, is delivered to the Agent by no later than the date which is 60 days after the Acquisition Closing Date (or such other period which may be mutually agreed between the Company and the Agent);

(d)	a copy of the Ntrance and Marketics Non Disposal Undertaking and the Ntrance and Marketics Non Disposal POA duly executed by the parties to it (along with any Authorisations, legal opinions and perfection documents that the Agent requests), in each case in form and substance satisfactory to the Agent, is delivered to the Agent by no later than the date which is 7 days after the Acquisition Closing Date (or such other period which may be mutually agreed between the Company and the Agent);

(e)	a copy of the Target Subsidiaries Non Disposal Undertaking and the Target Subsidiaries Non Disposal POA duly executed by the parties to it (along with any Authorisations, legal opinions and perfection documents that the Agent requests), in each case in form and substance satisfactory to the Agent, is delivered to the Agent by no later than the date which is 60 days after the Acquisition Closing Date (or such other period which may be mutually agreed between the Company and the Agent); and

(f)	a copy of the Master Service Agreement Account Charge duly executed by the parties to it (along with any Authorisations, legal opinions and perfection documents that the Agent requests), in each case in form and substance satisfactory to the Agent, is delivered to the Agent by no later than the date which is 7 days after the Acquisition Closing Date (or such other period which may be mutually agreed between the Company and the Agent).
21.32	Master Service Agreement and Put Option Agreement

Each Obligor shall (and each Obligor shall ensure that each Put Provider or Non Disposal Undertaking Provider will):
(a)	not at any time amend any term of, or waive or grant any time or indulgence in respect of any term of, or exercise any discretion under, the Master Service Agreement or the Put Option Agreement except on the instructions of the Agent (acting on the instructions of the Majority Lenders or where such amendment, waiver, grant of time or indulgence or exercise of discretion does not have and could not reasonably be expected to have a Material Adverse Effect);

(b)	comply in all material respects with the terms of the Master Service Agreement and the Put Option Agreement (where failure to do so could have a Material Adverse Effect);

(c)	promptly notify the Agent upon becoming aware of:
(i)	any breach of or default in any material respect under the Master Service Agreement or the Put Option Agreement by any party;

(ii)	the occurrence of any Put Option Event or Potential Put Option Event (in each case as defined in the Put Option Agreement);

(iii)	any material dispute between the parties to the Master Service Agreement or the Put Option Agreement; and

(iv)	any notice of, or other act of, revocation, suspension, withdrawal, cancellation or termination of any material provision of the Master Service Agreement or the Put Option Agreement or other pending proceedings or proceedings threatened in writing, which could have a Material Adverse Effect.
21.33	Statutory auditors’ certificate

Each Obligor shall ensure that the Borrower submits a statutory auditors’ certificate as to end use of funds to the Agent by no later than the date that is three Months after the date of each Utilisation.

21.34	Additional documents

(a)	The Borrower shall procure that a certified copy of the register of pledges of (x) the Purchaser (noting the Purchaser Share Charge) and (y,) the Borrower (noting the WNS Mauritius Share Charge) are provided to the Agent within three Business Days of the date of first Utilisation of the Facility.

(b)	The Borrower shall provide to the Agent (in form and substance satisfactory to the Agent) within 15 days of the date of the first Utilisation of the Facility a copy of the Information Memorandum.

(c)	The Borrower shall provide to the Agent (in form and substance satisfactory to the Agent) within one Business Day of the Acquisition Closing Date:
(i)	a copy of the Master Service Agreement, duly executed by the parties to it; and

(ii)	a copy of the Acquisition Agreement, duly executed by the parties to it.
(d)	The Borrower shall procure that a legal opinion of the legal advisers to the Borrower in Singapore in respect of the entry into and performance of the Acquisition Agreement not breaching Singapore law is provided to the Agent (in form and substance satisfactory to the Agent) by no later than the date which is 15 days after the Acquisition Closing Date.

(e)	The Borrower shall provide to the Arranger (in form and substance satisfactory to the Arranger) within 14 days of the date of this Agreement a copy of a Fee Letter in respect of the arrangement fee for the Facility duly executed by the parties to it.

21.35	Singapore financial assistance

Each Obligor shall ensure that each member of the Group incorporated in Singapore which becomes an Obligor or grants any Security pursuant to or in connection with a Finance Document complies in all respects with section 76 of the Companies Act Chapter 50 of Singapore.

21.36	Anti-Terrorism Laws

(a)	No Obligor shall engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(b)	None of the funds or assets of any Obligor that are used to repay the Facility shall constitute property of, or shall be beneficially owned directly or indirectly by, any Designated Person and no Designated Person shall have any direct or indirect interest in any Obligor that would constitute a violation of any Anti-Terrorism Law.

(c)	No Obligor shall, and each Obligor shall procure that none of its Subsidiaries will, fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

21.37	US regulation

Each Obligor shall ensure that it will not, by act or omission, become subject to regulation under to any of the laws or regulations described in Clause 18.29 (US regulation).

21.38	Margin Regulations

(a)	No Obligor may use any Utilisation, directly or indirectly, to buy or carry Margin stock or to extend credit to others for the purpose of buying or carrying Margin stock.

(b)	If requested by the Agent, each Obligor shall furnish to the Agent a statement in conformity with the requirements of FR Form U-1 referred to in Regulation U.

21.39	ERISA

No Obligor or any ERISA Affiliate shall establish, or agree to contribute to, any defined benefit pension plan or Multiemployer Plan without the consent of Majority Lenders.

21.40	Transfer pricing

Each Obligor shall (and shall ensure that each other member of the Group will) comply with all laws relating to transfer pricing.
22.	Accounts
22.1	Maintenance of Accounts

(a)	The Borrower, the Purchaser and, following the Acquisition Closing Date, the Target shall maintain the Accounts with the Account Bank in accordance with the terms of this Agreement.

(b)	Neither the Borrower nor the Purchaser shall open any current, deposit or other account with any bank or financial institution other than the Accounts, the Mauritian Account and the Purchaser Mauritian Account.

(c)	The terms and conditions relating to the establishment and maintenance of the Accounts and the Borrower’s, the Purchaser’s and the Target’s ability to deal with the Accounts shall be as set out in this Clause 22 supplemented, to the extent the same are not inconsistent with this Clause 22, by the relevant Account Mandate.

(d)	Subject to paragraph (e) below, the Borrower shall maintain, at all times on and following the first Utilisation, in the DSRA, a DSRA Balance equal to or greater than the then DSRA Amount.

(e)	In calculating the DSRA Amount, the Agent shall use the highest LIBOR applicable to the outstanding Loans at the time of calculation.

(f)	Subject to paragraph (g) below, if any amount is withdrawn from the DSRA in accordance with the terms of this Agreement, and as a result the then DSRA Balance falls to below the DSRA Amount, the Borrower shall procure that the DSRA Balance is increased to an amount which is greater than or equal to the then DSRA Amount no later than the Business Day immediately following such withdrawal.

(g)	Notwithstanding to paragraph (j) below, the Purchaser shall ensure that any payments that it receives under or in connection with the Master Service Agreement are paid directly into the Master Service Agreement Account as soon as practicable.

(h)	The Borrower shall ensure that, notwithstanding paragraph (i) below:
(i)	any Put Providers Share Sale Proceeds that it receives are paid into the WNS Mauritius Designated Account; and

(ii)	(following the Acquisition Closing Date) any Target Subsidiaries Share Sale Proceeds that the Target receives are paid into the Target Designated Account.
(i)	Subject to paragraphs (g) and (h) above, the Borrower shall ensure that any payments it receives are paid into the Mauritian Account as soon as practicable and in any event prior to being transferred to any other Account into which such payments are required to be paid under the terms of this Agreement.

(j)	Subject to paragraph (g) above, the Purchaser shall ensure that any payments it receives are paid into the Purchaser Mauritian Account as soon as practicable and in any event prior to being transferred to any other Account into which such payments are required to be paid under the terms of this Agreement.

22.2	Interest

(a)	Each amount from time to time standing to the credit of the Accounts shall bear interest at such rate (if any) as may from time to time be determined by the Account Bank consistent with the relevant Account Mandate relating to the Accounts and shall be credited to the relevant Account in accordance with the relevant Account Mandate.

(b)	Interest shall accrue in accordance with the Account Mandate. Any interest which has accrued shall be for the account of the Borrower, the Purchaser or the Target (as the case may be) and the Borrower, the Purchaser or the Target (as the case may be) may instruct the Agent or the Security Trustee to withdraw an amount representing such interest for application in any manner which is not prohibited by the Finance Documents in accordance with the Account Mandate relating to the relevant Account, provided that no such transfer shall be made:
(i)	while a Default has occurred and is continuing; or

(ii)	in relation to the DSRA, if the DSRA Balance is (or would, following such withdrawal, be) less than the DSRA Amount at the time of that withdrawal.
22.3	Withdrawals

(a)	Unless instructed to do so by the Agent or the Security Trustee, the Account Bank shall not effect any withdrawal or transfer from any Account (and shall not be liable to the Borrower, the Purchaser or the Target for failing to effect the same) if it has been notified by the Agent or the Security Trustee that an Event of Default has occurred and is continuing at the time that the relevant withdrawal or transfer would otherwise be made.

(b)	No withdrawal or transfer from an Account may be made if to do so would cause that Account to be overdrawn.

(c)	On the date of each withdrawal made from an Account where the proceeds of such withdrawal are to be applied in payment to or for the account of the Borrower, the Purchaser or the Target, the Borrower, the Purchaser or the Target (as the case may be) will be deemed to represent and warrant that no Event of Default has occurred which is continuing and no Default will occur as a result of the withdrawal.

(d)	None of the restrictions contained in this Clause 22 or in any Security Document on the withdrawal of sums standing to the credit of the Accounts shall affect the obligations of the Borrower, the Purchaser or the Target to make any payment or repayment required to be made under the Finance Documents on the date the same is so required to be made.

(e)	No sum may be transferred or withdrawn from the DSRA by the Borrower except through the Agent or the Security Trustee as expressly permitted by this Clause 22.

(f)	No sum may be transferred or withdrawn from the WNS Mauritius Designated Account or the Target Designated Account except with the prior written consent of the Agent or the Security Trustee or as expressly permitted by this Clause 22.

(g)	The Agent and the Security Trustee each have sole signing rights in relation to the DSRA, the WNS Mauritius Designated Account and the Target Designated Account.

(h)	If no Event of Default is continuing, the Purchaser may withdraw amounts standing to the credit of the Master Service Agreement Account and apply them towards payments made in the ordinary course of business of the Purchaser. For the purposes of this paragraph (h), “payments made in the ordinary course of business of the Purchaser” means routine payments made by the Purchaser for the purposes of its day to day business, including (but not limited to):
(i)	payments made by the Purchaser in respect of any salaries, bonuses or reimbursement for expenses due and payable to any employees of the Purchaser;

(ii)	payment of invoices payable by the Purchaser in respect of its day to day business; or

(iii)	payments made by the Purchaser for the purposes of servicing any Financial Indebtedness (including payment of principal or interest in relation to such Financial Indebtedness) of the Purchaser incurred in accordance with the terms of this Agreement, but shall not include:
(a)	any payments made in respect of any costs pursuant to the acquisition of any shares or investments by the Purchaser;

(b)	any payments made in respect of any lease and/or buy-back arrangements;

(c)	payments of any dividends by the Purchaser; and

(d)	payments of any extraordinary costs or expenses.
(i)	Subject to paragraph (j) below, the Purchaser has sole signing rights in respect of the Master Service Agreement Account.

(j)	If an Event of Default is continuing:
(i)	Neither the Borrower, the Purchaser nor the Target shall withdraw any amount from any Account; and

(ii)	the Agent or the Security Trustee may debit any amounts standing to the credit of any Account and apply them in the order of priority set out in Clause 29.5 (Partial payments).
22.4	Instructions

(a)	Subject to Clause 22.3 (Withdrawals), the Borrower hereby irrevocably authorises and instructs the Agent and the Security Trustee to debit, at any time, amounts standing to the credit of the DSRA and apply them in the order of priority set out in Clause 29.5 (Partial payments).

(b)	Upon request by the Agent or the Security Trustee, the Account Bank shall promptly notify the Agent or the Security Trustee of the balance of the DSRA.

22.5	Access to Accounts
(a)	Each of the Borrower, the Purchaser and the Target irrevocably consents to the Agent and the Security Trustee or any of their respective appointed representatives (in the case of the

Target on the Acquisition Closing Date) having access to review the books and records of the Account Bank relating to any Account and consents (in the case of the Target on the Acquisition Closing Date) to the Agent and the Security Trustee or any of their respective appointed representatives passing on any information so obtained to any Finance Party in accordance with the provisions of the Finance Documents and, for these purposes only, irrevocably waives any right of confidentiality that may exist in respect of such books and records. The Account Bank shall give to the Borrower, the Purchaser, the Target, the Agent and the Security Trustee unrestricted access on reasonable prior notice to review such books and records of any Account held by the Account Bank, in each case, whilst an Event of Default is continuing.
(b)	Nothing in this Clause 22 will require the Account Bank to disclose to any person any books, records or other information which the Account Bank would not be required to disclose to the Borrower, the Purchaser or the Target (as the case may be).

22.6	Administration

(a)	Without prejudice to the Account Bank’s obligations under this Clause 22, the Account Bank will not be obliged to make available to or for the account of the Borrower, the Purchaser, the Target or any other person any sum which it is expecting to receive for the account of the Borrower, the Purchaser or the Target until it has been able to establish that that sum has been credited to the relevant Account held with the Account Bank.

(b)	The Account Bank will provide statements for the Accounts held with it to the Agent and the Security Trustee and to the Company within five Business Days after the last day of:
(i)	each Interest Period; and

(ii)	each Month.
22.7	No assignment

No Account nor the Borrower’s, the Purchaser’s or the Target’s right, title and interest to or in any Account shall be capable of being assigned, transferred or otherwise disposed of or encumbered (whether in whole or in part) other than pursuant to the Security Documents.

22.8	Notice of Security

The Borrower and the Security Trustee hereby give notice to the Account Bank (and the Account Bank hereby acknowledges and accepts this Agreement as notice) of the Security created over the Accounts pursuant to the Borrower Account Charge and the Account Bank agrees:
(a)	not to claim or exercise any security in, set-off and/or counterclaim Security created by the other rights in respect of the Accounts save as expressly contemplated in this Clause 22; and

(b)	that it will pay all moneys standing to the credit of the DSRA or the WNS Mauritius Designated Account as directed by the Security Trustee upon being notified by the Security Trustee that the Security created by the Borrower Account Charge has become enforceable.
22.9	Opening of Accounts

Each Obligor shall ensure that the Target Designated Account is opened with the Account Bank no later than the date which is seven days after the Acquisition Closing Date.

23.	Events of Default
Each of the events or circumstances set out in this Clause 23 (other than Clause 23.24 (Acceleration) and Clause 23.25 (Clean-up Period) is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

23.2	Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) or Clause 23.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above in relation to Clause 21.1 (Authorisations) will occur if the failure to comply is capable of remedy and is remedied within 15 days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is ‘or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of any default or event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of default or event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of any default or event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$5,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	A member of the Group is unable to, is presumed or deemed to be unable to or admits its inability to, pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, judicial management, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, receiver and manager, administrator, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Group or any of its assets;

(iv)	enforcement of any Security over any assets of any member of the Group, judicial manager; or

(v)	any analogous procedure or step is taken in any jurisdiction, provided that no Event of Default will occur under this paragraph (a) in respect of proceedings relating to a petition to wind-up a member of the Group which the Majority Lenders determine are frivolous or vexatious and which are discharged or dismissed within 15 Business Days of presentation.
(b)	Any US Guarantor:
(i)	applies for, or consents to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	makes a general assignment for the benefit of its creditors;

(iii)	commences a voluntary case under US Bankruptcy Law;

(iv)	files a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts;

(v)	takes any corporate action for the purpose of effecting any of the foregoing with respect to itself;

(vi)	is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or by reason of actual or anticipated financial difficulties; or

(vii)	is the subject of involuntary proceedings under US Bankruptcy Law.

23.8	Judgments, creditors’ process

(a)	A member of the Group fails to comply with or pay any sum due from it under any final judgment or any final order made or given by a court of competent jurisdiction.

(b)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group.

(c)	No event of Default will occur under this Clause 23.8 if the aggregate amount of indebtedness unpaid under paragraph (a) and the value of the relevant assets under paragraph (b) is less than US$5,000,000 (or its equivalent in any other currency or currencies.)

23.9	Moratorium

The Government of India or any relevant Governmental Agency declares a general moratorium or “standstill” (or makes or passes any order or regulation having a similar effect) in respect of the payment or repayment of any Financial Indebtedness (whether in the nature of principal, interest or otherwise) (or any indebtedness which includes Financial Indebtedness) owed by Indian companies or other entities (and whether such declaration, order or regulation is of general application, applies to a class of persons which includes an Obligor or a Put Provider or to an Obligor or a Put Provider alone).

23.10	Unlawfulness

It is or becomes unlawful for any party (other than a Finance Party) to perform any of its obligations under the Finance Documents.

23.11	Repudiation

Any party (other than a Finance Party) repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12	Security

The Majority Lenders determine that any Security Document is not (once entered into) in full force and effect or does not (once entered into) create in favour of the Security Trustee for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

23.13	Expropriation

Any governmental or other authority (whether de jure or de facto) nationalises, compulsorily acquires, expropriates or seizes all or a substantial part of the business or assets of any member of the Group and the Majority Lenders determine that such action has or could reasonably be expected to have a Material Adverse Effect.

23.14	Material adverse change

The Majority Lenders determine that a Material Adverse Effect exists, has occurred or might occur.

23.15	Material litigation

Any litigation, arbitration, investigative or administrative proceeding is current, pending or threatened which the Majority Lenders determine has (or might, if adversely determined, have) a Material Adverse Effect.

23.16	Ownership

(a)	An Obligor (other than the Company) or a Put Provider (in the case of the Target at any time after the Acquisition Closing Date) is not or ceases to be a wholly owned Subsidiary of the Company.

(b)	A Put Provider or the Purchaser is not or ceases to be a wholly owned Subsidiary of the Borrower.

(c)	At any time after the Acquisition Closing Date, the Target or any Subsidiary of the Target is not or ceases to be a wholly owned Subsidiary of the Borrower.

23.17	Put Option Agreement

(a)	Any party (other than a Finance Party) fails to comply with its obligations under the Put Option Agreement in any manner which could in the reasonable opinion of the Majority Lenders have a Material Adverse Effect.

(b)	Any representation or statement made or deemed to be made by any party (other than a Finance Party) in the Put Option Agreement or any other document delivered by or on behalf of any such party under or in connection with the Put Option Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.18	Non Disposal Document

(a)	Any party (other than a Finance Party) fails to comply with its obligations under a Non Disposal Document in any manner which could in the reasonable opinion of the Majority Lenders have a Material Adverse Effect.

(b)	Any representation or statement made or deemed to be made by any party (other than a Finance Party) in the Non Disposal Document or any other document delivered by or on behalf of any such party under or in connection with the Non Disposal Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.19	Authorisations

Any Authorisation:
(a)	as may be necessary for any member of the Group to carry on its business as it is being conducted; or

(b)	required by any party (other than a Finance Party) to a Finance Document in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents, is revoked or otherwise cancelled or not renewed or renewed with any onerous condition in each case which might have a Material Adverse Effect.

23.20	Change in Largest Shareholder

Any person (other than the person that was the largest shareholder in the Company on 31 March 2008) is or becomes the largest shareholder in the Company (a “Change in Largest Shareholder”) and:
(a)	the Group loses more than 10 per cent. of its clients by revenue (calculated by reference to the financial quarter of the Company immediately prior to the financial quarter in which the Change in Largest Shareholder occurs) by the end of the financial quarter of the Company following the financial quarter in which the Change in Largest Shareholder occurs (unless the Company demonstrates to the satisfaction of the Majority Lenders that such loss of clients is not as a result of the Change in Largest Shareholder); or
(b)	the Company does not approach a rating agency satisfactory to the Majority Lenders for a rating review within one month of a Change in Largest Shareholder or the Company does approach a rating agency satisfactory to the Majority Lenders within such timeframe and the rating of the Company is downgraded from that obtained by the Company pursuant to the terms of the Syndication Side Letter within six months of the Change in Largest Shareholder.
23.21	Master Service Agreement

(a)	Subject to paragraph (c) below, the Master Service Agreement is not in full force and effect at any time on or after the Acquisition Closing Date.

(b)	It is or becomes unlawful for any party to perform its material obligations under the Master Service Agreement.

(c)	The Master Service Agreement expires, terminates or is terminated for any reason whatsoever, provided that if the Master Service Agreement is partially terminated in accordance with its terms, an Event of Default shall only occur if such partial termination (or any series of partial terminations) results in a reduction in the number of full time employees of the Purchaser invoiced for by the Purchaser pursuant to the terms of the Master Service Agreement falling below 3,000 full time employees in any three consecutive monthly invoices presented pursuant to the Master Service Agreement.

23.22	Change in law

There is or could reasonably be expected to be a material reduction in the rate of return from the Put Option Agreement as a result of (i) the introduction of or any change in (or in the interpretation, administration or application, of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

23.23	Declared company

An Obligor is declared by the Minister of Finance in Singapore to be a declared company under the provisions of Part IX of the Companies Act, Chapter 50 of Singapore.

23.24	Acceleration

(a)	Subject to paragraph (b) below, on and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
(b)	If an Event of Default occurs under Clause 23.7 (Insolvency proceedings) in relation to any US Guarantor, each amount expressed by Clause 17 (Guarantee and indemnity) to be payable by that US Guarantor on demand shall, after that Event of Default has occurred, be immediately due and payable by that US Guarantor without the need for any demand or other claim on that US Guarantor or any other Obligor.
23.25	Clean-up period

(a)	Notwithstanding any other provision of any Finance Document:
(i)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(ii)	any Event of Default constituting a Clean-Up Default,
existing on the Acquisition Closing Date and/or during the period from the Acquisition Closing Date up to the date falling two Months after the Acquisition Closing Date will be deemed not to be breach of representation, a breach of covenant or an Event of Default (as the case may be) if:
(A)	it would have been (if it were not for this provision) a breach of representation, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(B)	it was not procured or approved by any member of the Group;

(C)	it is capable of remedy and all reasonable steps are being taken to remedy it; and

(D)	it is not likely to have a Material Adverse Effect.
(b)	If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

(c)	For the avoidance of doubt, this Clause 23.25 (Clean-up period) shall not restrict the Agent’s right to give any notice under Clause 23.24 (Acceleration) or any other Finance Party’s right to take any action with respect to any Default which is not a Clean-Up Default.

SECTION 9
CHANGES TO PARTIES
24.	Changes to the Lenders
24.1	Assignments and transfers by the Lenders
Subject to this Clause 24, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) without the prior consent of, or notice to, any Obligor.
24.2	Conditions of assignment or transfer
(a)	An assignment will only be effective on:
(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent and the Security Trustee of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Security Trustee shall promptly notify to the Agent and the Agent shall promptly notify the Existing Lender and the New Lender (as the case may be).
(b)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.
24.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect or the Transfer Certificate is delivered to the Agent in accordance with Clause 24.5 (Procedure for transfer), pay to the Agent (for its own account) a fee of US$2,000.
24.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
24.5	Procedure for transfer
(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it and the Security Trustee have complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Security Trustee, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Trustee, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
24.6	Copy of Transfer Certificate to the Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.
24.7	Disclosure of information
Any Lender may disclose to:
(a)	any of its Affiliates;

(b)	its head office and any other branch;

(c)	any other Finance Parties; and

(d)	and any other person:
(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (d)(i) and (d)(ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause 24.7 supersedes any previous agreement relating to the confidentiality of this information.
25.	Changes to the Obligors
25.1	Transfer by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
25.2	Additional Guarantors
(a)	The Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:
(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Part II (Conditions precedent required to be delivered by an Additional Guarantor) of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor.
(b)	The Agent shall notify the Company and the Lenders promptly upon receiving such documents and other evidence.
25.3	Repetition of representations
Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10
THE FINANCE PARTIES
26.	Role of the Agent, the Security Trustee and the Arranger
26.1	Appointment of the Agent and the Security Trustee
(a)	The Arranger and each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Trustee to act as security trustee under and in connection with the Finance Documents.

(c)	The Arranger and each Lender authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
26.2	Duties of the Agent and the Security Trustee
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Security Trustee, the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent shall promptly send to the Security Trustee such certification as the Security Trustee may require pursuant to paragraph 7 (Basis of distribution) of Schedule 7 (Security trust provisions).

(f)	The duties of the Agent and the Security Trustee under the Finance Documents are solely mechanical and administrative in nature. Neither the Agent nor the Security Trustee shall have any other duties save as expressly provided in the Finance Documents to which it is party.
26.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
26.4	Role of the Security Trustee
The Security Trustee shall not be an agent of any Finance Party or any Obligor under or in connection with any Finance Document.

26.5	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent, the Security Trustee (except as expressly provided in Schedule 7 (Security trust provisions)) or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent, the Security Trustee (except as expressly provided in Schedule 7 (Security trust provisions) or in any Security Document) nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
26.6	Business with the Group
The Agent, the Security Trustee and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
26.7	Rights and discretions of the Agent and the Security Trustee
(a)	The Agent and the Security Trustee may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent and the Security Trustee may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security trustee for the Finance Parties) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
(c)	Each of the Agent and the Security Trustee. may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Agent and the Security Trustee may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Trustee nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
26.8	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent and the Security Trustee shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Trustee, as the case may be, in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Trustee. as the case may be)

and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each of the Agent and the Security Trustee may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent and the Security Trustee may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	Neither the Agent nor the Security Trustee is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
26.9	Responsibility for documentation
Neither the Agent, the Security Trustee nor the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Security Trustee, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
26.10	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (c) of Clause 30 (Disruption to payment systems, etc.), neither the Agent nor the Security Trustee will be liable for any action taken by it, or for omitting to take action under or in connection with any Finance Document, unless directly caused by Its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent or the Security Trustee) may take any proceedings against any officer, employee or agent of the Agent or the Security Trustee in respect of any claim it might have against the Agent or the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document. Any officer, employee or agent referred to In this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Third Parties Act and any such officer, employee or agent may rely on this Clause 26.10.

(c)	Neither the Agent nor the Security Trustee will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by It if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Security Trustee or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent, the Security Trustee and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Trustee or the Arranger.
26.11	Lenders’ indemnity to the Agent and the Security Trustee
(a)	Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitment and participations in the Utilisations then outstanding to the Available Facility and all the Utilisations then outstanding) indemnify the Agent and the Security Trustee, within three Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Trustee (otherwise than by reason of its gross negligence or wilful misconduct) or in the case of any cost, loss or liability pursuant to Clause 30 (Disruption to payment systems, etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatever but not including any claim based on the fraud of the Agent in acting as Agent or, as the case may be, Security Trustee under the Finance Documents (unless the Agent or, as applicable, the Security Trustee has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	If the Available Facility is then zero each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitment to the Available Facility immediately prior to its reduction to zero, unless there are then any Utilisations outstanding in which case it shall be in proportion to its participations in the Utilisations then outstanding to all the Utilisations then outstanding.
26.12	Resignation of the Agent or the Security Trustee
(a)	The Agent or the Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent or the Security Trustee may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent or, as the case may be, Security Trustee.

(c)	If the Majority Lenders have not appointed a successor Agent or, as the case may be, Security Trustee in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent or, as the case may be, Security Trustee (after consultation with the Company) may appoint a successor Agent or, as the case may be, Security Trustee.

(d)	The retiring Agent or Security Trustee shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Trustee under the Finance Documents.

(e)	The resignation notice of the Agent or the Security Trustee shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent or Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent or, as the case may be, the Security Trustee, require it to resign in accordance with paragraph (b) above. In this event, the Agent or, as the case may be, the Security Trustee shall resign in accordance with paragraph (b) above.
26.13	Confidentiality
(a)	The Agent (in acting as agent for the Lenders) and the Security Trustee (in acting as security trustee for the Finance Parties) shall be regarded as acting through their respective agency or security trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or, as the case may be, the Security Trustee, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Trustee shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any: Finance Document to the contrary, neither the Agent, the Security Trustee nor the Arranger is obliged to disclose to any person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of any contractual or fiduciary duty.
26.14	Relationship with the Lenders
The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
26.15	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Trustee and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, the Security Trustee, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.16	Reference Banks
If a Reference Bank ceases generally to offer quotations for LIBOR, the Agent shall (in consultation with the Company) appoint another bank or financial institution approved by the Majority Lenders to replace that Reference Bank.
26.17	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent or the Security Trustee under the Finance Documents the Agent or the Security Trustee (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Trustee (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
26.18	Management time of the Agent and the Security Trustee
Any amount payable to the Agent or the Security Trustee under Clause 14.3 (Indemnity to the Agent and the Security Trustee), Clause 16 (Costs and expenses) and Clause 26.11 (Lenders’ indemnity to the Agent and the Security Trustee) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Company and the Lenders, and is in addition to any fee paid or payable to it under Clause 11 (Fees).
26.19	Security trust provisions
The provisions of Schedule 7 (Security trust provisions) shall bind each Party.
26.20	USA Patriot Act
Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.
27.	Conduct of business by the Finance Parties
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	Sharing among the Finance Parties
28.1	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).
28.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).
28.3	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
28.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions
(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
29.	Payment mechanics
29.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 29.9 (Payments to the Security Trustee)) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.
29.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback) and Clause 29.9 (Payments to the Security Trustee), be made available by the Agent by payment as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ prior notice, with a bank in the principal financial centre of the country of that currency. Any notice given to the Agent by a Party under this Clause 29.2 is only effective when the original notice is received by the Agent signed by an authorised officer of that Party.
29.3	Distributions to an Obligor
The Agent and the Security Trustee may (with the consent of the Obligor or in accordance with Clause 31 (Set-off) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent or the Security Trustee under the Finance Documents for another Party, the Agent or, as the case may be, the Security Trustee is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent or the Security Trustee pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent or, as the case may be, the Security Trustee shall on demand refund the same to the Agent or, as the case may be, the Security Trustee, together with interest on ;that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Trustee, calculated by it to reflect its cost of funds.

29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Trustee or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission or other fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

29.9	Payments to the Security Trustee

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Trustee may require:
(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document, in each case as the Security Trustee may direct for application in accordance with the terms of the Security Documents or Schedule 7 (Security trust provisions).
30.	Disruption to payment systems, etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
31.	Set-off
Without prior notice to the Obligor, a Finance Party may but is not obliged to, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to that Obligor (whether or not matured), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	Notices
32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address, fax number and (if applicable) email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of each Original Obligor: that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Trustee, that identified with its name below, or any substitute address, fax number, email address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if sent by fax before 5:00 p.m. (local time in the place to which it is sent) on a working day in that place, when sent or, if sent by fax at any other time, at 9:00 a.m. (local time in the place to which it is sent) on the next working day in that place, provided, in each case, that the person sending the fax shall have received a transmission receipt; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer. For this purpose, working days are days other than Saturdays, Sundays and bank holidays.
(b)	Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

32.4	Notification of address, fax number and email address

Promptly upon receipt of notification of an address, fax number or email address or change of address, fax number or email address pursuant to Clause 32.2 (Addresses) or changing its own address, fax number or email address, the Agent shall notify the other Parties.

32.5	Reliance

(a)	Any notice sent under this Clause 32 can be relied on by the recipient if the recipient reasonably believes the notice to be genuine and if it bears what appears to be the signature (original or facsimile) of an authorised signatory of the sender without the need for further enquiry or confirmation.

(b)	Each Party must take reasonable care to ensure that no forged, false or unauthorised notices are sent to another Party.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
33.	Calculations and certificates
33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
34.	Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
36.	Amendments and waivers
36.1	Required consents

(a)	Subject to Clause 36.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower or the Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties) or this Clause 36; or

(viii)	the release of any Security created pursuant to any Security Document or of any Charged Assets (except as provided in any Security Document), shall not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee or the Arranger may not be effected without the consent of the Agent, the Security Trustee or, as the case may be, the Arranger.
37.	Counterparts
Each Finance Document may be executed in any number of counterparts, and this shall have the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
38.	Governing law
This Agreement is governed by English law.
39.	Enforcement
39.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(a)	irrevocably appoints WNS Global Services (UK) Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
39.3	Consent to enforcement etc.

Each Obligor irrevocably and generally consents in respect of any proceedings anywhere in connection with any Finance Document to the giving of any relief or the issue of any process in connection with those proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

39.4	Waiver of immunity

Each Obligor irrevocably agrees that, should any Party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise in connection with any Finance Document), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or with respect to its assets, any such immunity being irrevocably waived. Each Obligor irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Company
WNS (HOLDINGS) LIMITED

Address:	Channel House, 7 Esplanade, St Helier, Jersey, Channel Islands

Fax No.:	+44 (1534) 847001

Attention:	Ramesh Shah / Neeraj Bhargava

By:	/s/ Neeraj Bhargava

The Borrower
WNS (MAURITIUS) LIMITED

Address:	10, Frere Felix, de Valois Street, Port Louis, Mauritius

Fax No.:	230 (212) 5265

Attention:	Louis Cheong Tin, Yuraj Kumar Juwaheer, Vikas Gupta

By:	/s/ Vikas Gupta

The Guarantors
WNS (HOLDINGS) LIMITED

Address:	Channel House, 7 Esplanade, St Helier, Jersey, Channel Islands

Fax No.:	+44 (1534) 847001

Attention:	Ramesh Shah / Neeraj Bhargava

By:	/s/ Neeraj Bhargava

WNS GLOBAL SERVICES (UK) LIMITED

Address:	The Lodge, Harmondsworth Lane, West Drayton, Middlesex, UB7 0AB

Fax No.:	+44 208 754 8570

Attention:	Suzanne Westserhoff / J J Selvadurai

By:	/s/ J. J. Selvadurai

WNS NORTH AMERICA INC.

Address:	420 Lexington Avenue, Suite 2515, New York, NY 10170, USA

Fax No.:	+1 212 599-6962

Attention:	Lydia Chua / Ramesh Shah

By:	/s/ Neeraj Bhargava

WNS CAPITAL INVESTMENT LIMITED

Address:	10, Frere Felix, de Valois Street, Port Louis, Mauritius

Fax No.:	230 (212) 5265

Attention:	Louis Cheong Tin, Yuraj Kumar Juwaheer, Vikas Gupta

By:	/s/ Vikas Gupta

The Arranger
ICICI BANK UK PLC

By:	/s/ Aarti Sharma

ICICI BANK CANADA

By:	/s/ Sri Ram H. Iyer /s/ Rajesh Ramakrishnan

The Original Lenders
ICICI BANK UK PLC

By:	/s/ Aarti Sharma

ICICI BANK CANADA

By:	/s/ Sri Ram H. Iyer /s/ Rajesh Ramakrishnan

The Agent
ICICI BANK UK PLC

Address:	5th Floor, Alperton House Bridgewater Road Wembley HA0 1EH United Kingdom

Fax No.:	+44 208 795 5468

Attention:	Mr Haresh Wadhwa

By:	/s/ Aarti Sharma

The Security Trustee
MORGAN WALKER SOLICITORS LLP

Address:	115 Chancery Lane London WC2A 1PR United Kingdom

Fax No.:	+44 207 831 9638

Attention:	Mr Ashok Sancheti

By:	/s/ (signed)

The Account Bank
ICICI BANK UK PLC

By:	/s/ Aarti Sharma